UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

TECHNITROL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Notice of Annual Shareholders Meeting

May 16, 2007

Our annual shareholders meeting will be on Wednesday, May 16, 2007, at 5:00 P.M. in the Library Lounge (2nd Floor) of The Union League of Philadelphia. The Union League is located at 140 South Broad Street, Philadelphia, Pennsylvania. The agenda is to:

1) Elect three directors for a three-year term; and

2) Transact any other business brought before the meeting.

If you were a shareholder on March 2, 2007, you may vote at the meeting.

By order of the board of directors,

Ann Marie Janus
Secretary

Trevose, Pennsylvania
March 23, 2007

Please Vote — Your vote is important.
Please return the enclosed proxy as soon as possible in the envelope provided.

Proxy Statement
Introduction
DISCUSSION OF MATTERS FOR VOTING
Item 1 — Election of Directors
Item 2 — Other Business
PERSONS OWNING MORE THAN FIVE PERCENT OF OUR STOCK
STOCK OWNED BY DIRECTORS AND OFFICERS
DIRECTORS AND EXECUTIVE OFFICERS
CORPORATE GOVERNANCE
EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE REPORT
SUMMARY COMPENSATION TABLE
GRANTS OF PLAN-BASED AWARDS TABLE
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE
OPTION EXERCISES AND STOCK VESTED TABLE
PENSION BENEFITS TABLE
NONQUALIFIED DEFERRED COMPENSATION TABLE
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
EXECUTIVE EMPLOYMENT ARRANGEMENTS
DIRECTOR COMPENSATION
SHAREHOLDER PROPOSALS
AUDIT AND OTHER FEES PAID TO INDEPENDENT ACCOUNTANT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

1210 Northbrook Drive
Suite 470
Trevose, PA 19053
215-355-2900

Proxy Statement
Annual Shareholders Meeting
Wednesday, May 16, 2007

Introduction

This proxy statement is distributed on behalf of our board of directors.  We are sending it to you to solicit proxies for voting at our 2007 annual meeting. The meeting will be held in the Library Lounge (2nd Floor) of The Union League of Philadelphia, 140 South Broad Street, Philadelphia, Pennsylvania. The meeting is scheduled for Wednesday, May 16, 2007, at 5:00 P.M. If necessary, the meeting may be continued at a later time. This proxy statement, the proxy card and a copy of our annual report have been mailed by March 23, 2007 to our shareholders of record as of March 2, 2007. Our annual report includes our financial statements for 2006 and 2005.

The following section includes answers to questions that are frequently asked about the voting process.

Q:  How many votes can I cast?

A:  Holders of common stock as of March 2, 2007 are entitled to one vote per share on all items at the annual meeting except in the election of directors, which is by cumulative voting.

Q:  What is cumulative voting?

A:  For the election of directors, cumulative voting means that you can multiply the number of votes to which you are entitled by the total number of directors to be elected. You may then cast the whole number of votes among one or more candidates in any proportion. If you want to vote in person and use cumulative voting for electing directors, you must notify the chairman of the annual meeting before voting.

Q:  How do I vote?

A:  There are two methods. You may attend the meeting and vote in person or you may complete and mail the proxy card.

Q:  What vote is necessary for action?

A:  In the election of directors, the candidates receiving the highest number of votes, up to the number of directors to be elected (three), will be elected. Approval of all other matters requires the affirmative vote of a majority of shares represented in person or by proxy at the annual meeting and entitled to vote.

Q:  How will the proxies be voted?

A:  Proxies signed and received in time will be voted in accordance with your directions. If no direction is made, the shares will be voted for the election of the three nominated directors. Unless you indicate otherwise on the proxy card, Drew A. Moyer and James M. Papada, III, the proxies, will be able to vote cumulatively for the election of directors. If you later wish to revoke your proxy, you may do so by notifying our Secretary in writing prior to the vote at the meeting. If you timely revoke your proxy by notifying our Secretary in writing, you can still vote in person at the meeting.

Q:  What is a quorum?

A:  A majority of the outstanding common shares represents a quorum. A quorum of common shares is necessary to hold a valid meeting. Shares represented in person or by proxy at the annual meeting will be counted for quorum purposes. Abstentions are counted as present for establishing a quorum. Broker non-votes are counted as present for establishing a quorum for all matters to be voted upon.

Q:  What are broker non-votes?

A:  Broker non-votes are proxies where the broker or nominee does not have discretionary authority to vote shares on the matter. As a result, abstentions and broker non-votes have no effect on the outcome of the vote for the election of directors. They have the same effect as votes against the approval of all other proposals.

Q:  How many shares are outstanding?

A:  There are 40,760,615 shares of common stock entitled to vote at the annual meeting. This was the number of shares outstanding on March 2, 2007. There are no other classes of stock outstanding and entitled to vote.

Q:  Who pays for soliciting the proxies?

A:  Technitrol will pay the cost of soliciting proxies for the annual meeting, including the cost of preparing, assembling and mailing the notice, proxy card and proxy statement. We may solicit proxies by mail, over the Internet, telephone, facsimile, through brokers and banking institutions, or by our officers and regular employees.

DISCUSSION OF MATTERS FOR VOTING

Item 1 — Election of Directors

There are three classes of directors on the board of directors. The only difference between each class is when they were elected.

•	C. Mark Melliar-Smith is a Class I director whose term expires in 2008.

•	Alan E. Barton, John E. Burrows, Jr., and James M. Papada, III, are Class II directors whose terms expire in 2009.

•	Jeffrey A. Graves, David H. Hofmann and Edward M. Mazze are Class III directors whose terms expire in 2007. Messrs. Graves, Hofmann and Mazze were nominated for election at this meeting. If elected, their terms will expire in 2010. They were recommended to the board by its Governance Committee on January 24, 2007.

Votes on proxy cards will be cast equally for Messrs. Graves, Hofmann and Mazze unless you indicate otherwise on the proxy card. However, as noted above, the persons designated as proxies may cumulate their votes. You are permitted to vote cumulatively and may indicate this alternative on the enclosed proxy. Messrs. Graves, Hofmann and Mazze are current directors and we do not expect that any of them will be unable or unwilling to serve as director. If that occurs, the board may nominate another person in place of any of them.

The board of directors recommends that you elect Jeffrey A. Graves, David H. Hofmann and Edward M. Mazze for a term of three years.

Item 2 — Other Business

The board does not know of any other matters to come before the meeting. However, if additional matters are presented to the meeting, Drew A. Moyer and James M. Papada, III will vote using what they consider to be their best judgment.

PERSONS OWNING MORE THAN FIVE PERCENT OF OUR STOCK

The following table describes persons we know to have beneficial ownership of more than 5% of our common stock at March 2, 2007. Our knowledge is based on reports filed with the Securities and Exchange Commission by each person or entity listed below. Beneficial ownership refers to shares that are held directly or indirectly by the owner. No other classes of stock are outstanding.

Name and Address of	Amount and Nature of		Percent
Beneficial Owner	Beneficial Ownership		of Class

Royce & Associates, LLC	2,419,850	(1)	5.94%
1414 Avenue of the Americas
New York, NY 10019
Barclays Global Investors, N.A.	2,219,240	(2)	5.45%
45 Fremont Street
San Francisco, CA 94106
AXA Financial, Inc.	2,163,915	(3)	5.3%
1290 Avenue of the Americas
New York, NY 10104
Boston Partners Asset Management, LLC	2,038,730	(4)	5.03%
28 State Street, 20th Floor
Boston, MA 02109

(1)	Of the 2,419,850 shares reported as beneficially owned by Royce & Associates, it has both sole voting power and sole dispositive power over all 2,419,850 shares. The information provided for Royce and Associates is based on a Schedule 13G/A it filed on January 25, 2007.

(2)	Of the aggregate 2,219,240 shares reported as beneficially owned by Barclays Global Investors and its related entities, Barclays Global Investors and its related entities have sole voting power over 2,082,831 shares and sole dispositive power over all 2,219,240 shares. The information provided for Barclays Global Investors and its related entities is based on a Schedule 13G it filed on January 23, 2007.

(3)	Of the aggregate 2,163,915 shares reported as beneficially owned by AXA Financial and its related entities, AXA Financial and its related entities have sole voting power over 939,715 shares and sole dispositive power over all 2,163,915 shares. The information provided for AXA Financial and its related entities is based on a Schedule 13G it filed on February 13, 2007.

(4)	Of the 2,038,730 shares reported as beneficially owned by Boston Partners Asset Management, it has both sole voting power and sole dispositive power over all 2,038,730 shares. The information provided for Boston Partners Asset Management is based on a Schedule 13G it filed on February 14, 2006.

STOCK OWNED BY DIRECTORS AND OFFICERS

The following table describes the beneficial ownership of common stock by each of our named executive officers, each of our directors, and our executive officers and directors as a group, at March 2, 2007:

	Amount and Nature of		Percent
Name	Beneficial Ownership(1)		of Class

Alan E. Barton	6,207	(2)	*
John E. Burrows, Jr.	19,400	(2)	*
Jeffrey A. Graves	989	(2)	*
David H. Hofmann	9,128	(2)	*
John L. Kowalski	97,188	(3)	*
Edward M. Mazze	18,520	(2)	*
C. Mark Melliar-Smith	8,650	(2)	*
Drew A. Moyer	32,203	(4)	*
James M. Papada, III	212,419	(4)	*
Directors and executive officers as a group (9 people)	404,704		*

*	Less than one percent (1%).

(1)	Includes shares with restrictions and forfeiture risks under our restricted stock plans. Owners of restricted stock have the same voting and dividend rights as our other shareholders except that they do not have the right to sell or transfer the shares until the applicable “restricted period” has ended. See “Compensation Discussion and Analysis — Long-Term Equity Incentives”.

(2)	All shares are directly owned by the officer or director.

(3)	Includes shares directly owned, shares owned by spouse and shares owned by a trust for which Mr. Kowalski and his spouse are co-trustees.

(4)	Includes shares directly owned and shares owned jointly with spouse.

DIRECTORS AND EXECUTIVE OFFICERS

Identification and Business Experience

The following table describes each person nominated for election to the board of directors, each director whose term will continue after the annual meeting, and the executive officers. Our executive officers are appointed to their offices annually.

Name	Age	Position

Alan E. Barton	51	Director
John E. Burrows, Jr.	59	Director
Jeffrey A. Graves	45	Director
David H. Hofmann	69	Director
John L. Kowalski	63	Senior Vice President
Edward M. Mazze	66	Director
C. Mark Melliar-Smith	61	Director
Drew A. Moyer	42	Senior Vice President and Chief Financial Officer
James M. Papada, III	58	Chairman of the Board and Chief Executive Officer

There are no family relationships between any officers or directors. There are no arrangements or understandings between any officers or directors and another person which would provide for the other person to become an officer or director.

Alan E. Barton is Executive Vice President of Rohm and Haas Company. He heads the company’s Performance Materials Business Group and is Regional Director for the Americas. He was elected a vice president of Rohm and Haas in 1999 and named to the company’s Executive Council in 2001. He has served as a director of Technitrol since January 1, 2004.

John E. Burrows, Jr. has been the President and Chief Executive Officer of SPI Holding Co., a global producer of specialty chemicals, since 1995. From 1990 through 1995, he was Vice President-North America of Quaker Chemical Corporation, a manufacturer and distributor of specialty chemicals and a provider of chemical management services for manufacturers. Mr. Burrows has served as a director of Technitrol since 1994.

Jeffrey A. Graves has been President and Chief Executive Officer of C&D Technologies, Inc., a producer of systems for power conversion and electrical power storage, since July 2005. Prior to joining C&D, he was employed by Kemet Corporation, a manufacturer of capacitor solutions, from 2001 until 2005, most recently as Chief Executive Officer. From 1994 through 2001, Dr. Graves served in a number of capacities in General Electric Company’s Power Systems Division and its Corporate Research and Development Center. He has served as a director of Technitrol since January 2006.

David H. Hofmann is part owner of the Bryce Company, LLC, a privately held consumer packaging concern. He was the President of the Bryce Company, LLC from January 2000 until January 2005. From July 1997 through August 1999, Mr. Hofmann worked as a consultant to the consumer packaging industry. Earlier, he served as President and Chief Executive Officer of Graphic Packaging Corporation, formerly part of ACX Technologies, a spin off from the Adolph Coors Company and a forerunner of Graphic Packaging International Corporation (NYSE: GPK). His career also includes extensive experience as President of the Perfecseal® Division of Paper Manufacturing Company which manufactured sterile packaging for disposable medical devices and general management positions at Container Corporation of America.

John L. Kowalski has served as our Senior Vice President since May 2002. He served as our Vice President from 1995 until May 2002. He has also served as President of our subsidiary, Pulse Engineering, Inc. (Pulse), since 1995. Mr. Kowalski was President of the Fil-Mag Group, a former subsidiary of Technitrol, from January 1994 through its consolidation into Pulse in 1995, and he was General Manager of our Components Division from 1990 to 1995. Prior to joining us, he held various management positions at Honeywell International Inc., General Electric Company and Varian, Inc.

Dr. Edward M. Mazze is Distinguished University Professor of Business Administration at the University of Rhode Island. He was the Dean of the College of Business Administration and holder of the Alfred J. Verrecchia-Hasbro Inc. Leadership Chair in Business at the University of Rhode Island from 1998 to 2006. Prior to 1998, he held similar positions at the University of North Carolina at Charlotte, Temple University and Seton Hall University. He has served as a director of Technitrol since 1985. Dr. Mazze is a member of the Board of Directors of Washington Trust Bancorp, Inc., the Barrett Growth Fund and Ocean State Business Development Authority. Dr. Mazze is an honorary trustee of Delaware Valley College of Science and Agriculture.

C. Mark Melliar-Smith is the President of Multi-Strategies Consulting, a consulting and investment company located in Austin, Texas, which specializes in early stage start-up companies in the high technology sector. He is also the Chief Executive Officer of Molecular Imprints, which manufactures semiconductor process equipment. From January 2002 to October 2003, Mr. Melliar-Smith was a Venture Partner with Austin Ventures, a venture capital firm. From 1997 through 2001, Mr. Melliar-Smith was the President and Chief Executive Officer of International SEMATECH, a research and development consortium for the integrated circuit industry. He was Chief Technical Officer of Lucent Technologies Microelectrics, the predecessor of Agere Systems Inc., from January 1990 through December 1996. Mr. Melliar-Smith also serves as a director of Power One Inc., Molecular Imprints, Inc., and Metrosol, Inc. Mr. Melliar-Smith has served as a director of Technitrol since January 2002.

Drew A. Moyer has served as our Senior Vice President and Chief Financial Officer since August 2004. He was Vice President from May 2002 until August 2004; our Secretary from January 1997 until August 2004; and our Corporate Controller from May 1995 until August 2004. Mr. Moyer joined us in 1989 and was previously employed by Ernst & Young LLP. He is a Certified Public Accountant.

James M. Papada, III, has served as our Chairman of the Board since January 1996, and our Chief Executive Officer since January 1999. He has been a director of Technitrol since 1983. Before joining us, he was a partner in the law firm of Stradley Ronon Stevens & Young LLP from 1987 through June 1999. He was President and Chief Operating Officer of Hordis Brothers, Inc., a glass fabricator, from 1983 until 1987.

CORPORATE GOVERNANCE

Corporate Governance Guidelines and Statement of Principles Policy

Our Corporate Governance Guidelines and our Statement of Principles Policy are available on our website: www.technitrol.com. The Corporate Governance Guidelines and Statement of Principles Policy are also available in print to any shareholder who requests them. Our Statement of Principles Policy is intended to be a code of business conduct and ethics for directors, officers and employees, within the meaning of the NYSE listing standards and SEC rules.

Independent Directors

In determining the independence of our directors, our board has adopted the NYSE’s tests for independence as provided in the NYSE listing standards. Our board has determined that (with the exception of Mr. Papada) none of our directors has any material relationship with Technitrol and all are independent within the NYSE’s definition. Mr. Papada is not independent because he is our Chief Executive Officer.

Board Stock Ownership

In 1996, we adopted a number of policies and procedures to strengthen the independence of our directors and to improve their ability to maximize Technitrol’s value to you as shareholders. These policies include:

(1) the establishment of a board comprised exclusively of non-employee independent (under both SEC and NYSE rules) directors, except for the Chief Executive Officer, and

(2) the requirement that all directors purchase not less than $100,000 of our common stock (based on cost at the time of purchase or award) during his or her initial three year term. Shares received as part of director’s fees count in the calculation of shares “purchased” since they are received in exchange for services and constitute ordinary income to the director on which he/she is responsible for income taxes (we do not reimburse directors for any portion of taxes due on these shares). When a director has purchased shares of common stock with a cost basis of $100,000, there is no further obligation to acquire additional shares and the director is deemed to have made a meaningful investment in our common stock. However, directors are encouraged to continue to purchase common stock to clearly align their interests to those of the shareholders in a material way.

Compensation Committee Interlocks and Insider Participation

John E. Burrows, Alan E. Barton and David H. Hofmann served as members of the Compensation Committee during the fiscal year 2006. None of the members of the Compensation Committee was formerly or during 2006 an officer or employee of Technitrol or any of its subsidiaries.

Board Meetings

The board held six meetings in 2006, including regularly scheduled and special meetings. No director attended fewer than 75% of the total board meetings and committee meetings of which the director was a member during the periods that he served.

Executive Sessions

Our Corporate Governance Guidelines provide that at each meeting of the board of directors, time will be set aside for the independent directors to meet separately from management. John E. Burrows, Jr. is the presiding director at all executive sessions of non-management directors.

Communications with the Board

The board of directors has implemented a process for shareholders and interested parties to send written, oral or e-mail communications to the non-management directors or the audit committee of the board in an anonymous fashion. This process is further described on our website: www.technitrol.com.

Director Attendance at Annual Meetings

We do not have a formal policy regarding attendance by members of the board at our annual meeting. We have always encouraged our directors to attend our annual meeting and will continue to do so. In 2006, all of our directors attended our annual meeting of shareholders and a presentation was made by the chairperson of each of our board’s three committees.

Committees

Our board of directors has three standing committees: Audit, Compensation and Governance. The board has determined that each director who serves on these committees is independent, as that term is defined in applicable NYSE listing standards and SEC rules. The written charters of each committee as approved by our board of directors are available in print to any shareholder who requests them and may be found on our website: www.technitrol.com. The current members of each committee are:

Audit	Compensation	Governance

Mark Melliar-Smith, Chairman	John E. Burrows, Jr., Chairman	Alan E. Barton, Chairman
Jeffrey A. Graves	Alan E. Barton	Edward M. Mazze
Edward M. Mazze	David H. Hofmann	Jeffrey A. Graves

Each of the committee charters, describing the function of each committee, is summarized below.

Compensation Committee

The Compensation Committee:

•	evaluates executive and board compensation to insure that they are competitive and serve to accomplish our compensation goals as determined from time to time;

•	approves changes in executive and board compensation plans, policies, metrics and standards;

•	evaluates the compensation of directors;

•	administers and approves payment under incentive (cash or equity) compensation plans;

•	reviews the performance of our Chief Executive Officer; and

•	evaluates senior management development and succession plans.

During 2006, the Compensation Committee held three meetings.

Governance Committee

The Governance Committee:

•	reviews and determines qualifications for membership on the board and its respective committees;

•	reviews and determines the procedure for appointment and removal of committee members;

•	reviews and determines the number, structure and operations of the committees;

•	reviews and determines the manner in which the respective committees should report to the entire board;

•	reviews the qualification of sitting directors prior to each annual meeting and recommends director nominees for election at such annual meeting;

•	identifies qualified individuals to serve as directors and recommends them to the board when necessary;

•	devises a process for annual written performance evaluation of the board;

•	reviews the size of the board and frequency of its meetings and makes recommendations as appropriate;

•	reviews corporate governance issues, to the extent these matters are not the responsibility of other committees and makes recommendations to the board as appropriate;

•	establishes stock trading criteria for directors and officers; and

•	conducts a formal evaluation of the performance of the board once a year and leads the process of board goal setting.

The Governance Committee held three meetings in 2006.

The Governance Committee selects nominees to the board who have skills, diversity and experience that can be of assistance to management in operating our business. The committee believes that members of the board should have experience sets and skills largely complementary with one another. In filling board openings, the committee has typically, but not always, engaged an independent search firm to assist in identifying candidates with the requisite skills required of a board member in general as well as any specific skills believed to be required.

The committee, together with the board, is responsible for evaluating board performance. The board conducts a formal evaluation of its performance and goal attainment once a year, typically at a meeting in December devoted to that purpose. The Governance Committee determines the process for this evaluation.

The committee’s policy is to not consider nominees recommended by shareholders. However, a shareholder may nominate persons to serve as directors at the annual meeting.

Audit Committee

The Audit Committee:

•	monitors corporate accounting and reporting practices, including compliance with accounting rules and pronouncements;

•	reviews our quarterly and annual reports on Forms 10-Q and 10-K, including Management’s Discussion and Analysis (MD&A);

•	evaluates the independent auditor’s qualifications, functions and independence;

•	evaluates the performance of the internal audit function and independent auditors;

•	engages and terminates our independent auditing firm;

•	consults with our independent auditor regarding the plan, scope and cost of audit work;

•	reviews our independent auditor’s report and management letter with our independent auditor;

•	reviews the adequacy of internal controls and integrity of the financial reporting process, in consultation with the independent accountants and internal audit department;

•	reviews our processes for monitoring compliance with laws and our Statement of Principles;

•	reviews the activities, organizational structure, responsibilities and budget of our internal audit function, the internal audit reports and the adequacy of our internal audit plan;

•	reviews and assesses the processes relating to the determination and mitigation of risks and the maintenance of an effective control environment, including the adequacy of the total insurance program; and

•	provides an open avenue of communication and resolves any disagreements among the independent auditor, our financial and senior management, our internal audit department and our board of directors.

The review of the auditor’s report and management letter includes discussions regarding accounting practices and principles, adjustments and required disclosures. The committee has separate regularly scheduled executive sessions with our independent auditors, senior management and our company’s Director of Internal Audit. During 2006, the Audit Committee held seven meetings.

Our board has determined that each member of the Audit Committee is financially literate, as defined by the NYSE listing standards. This conclusion is based upon each of their backgrounds and experience. In addition, the board has determined that C. Mark Melliar-Smith, Chairman of the Committee, has accounting or related financial management expertise, as defined by the NYSE listing standards. However, based upon the board’s admittedly conservative interpretation of Item 401(h) of Regulation S-K, the board has also determined that no member of the Audit Committee meets the literal definition of an “audit committee financial expert”. While there is no official guidance on the appropriate interpretation of Item 401(h), our board interprets it to be more restrictive than its counterpart definition in the NYSE listing standards. Looking at the definition contained in Item 401(h) in its narrowest sense, the board believes that its requirements can be satisfied only by someone who is a practicing accountant or was trained as an accountant and, in either case, maintains a broad and deep everyday current working knowledge of, and current experience in, the application of current accounting literature and practice to a business of the type and complexity of that of Technitrol. Therefore, while the board fully endorses the effectiveness of our Audit Committee, we conclude that its membership does not include an “audit committee financial expert” within our understanding of the most conservative view of the meaning of Item 401(h) of Regulation S-K. The board has determined that by satisfying the requirements of the NYSE listing standards with a member of the Audit Committee that has “financial management expertise”, and taking into account the background and experience of the other members of the Audit Committee, our Audit Committee has the financial expertise necessary to effectively fulfill the duties and the obligations of the Audit Committee. Moreover, our board does not believe that adding a person to our board solely for the purpose of having someone who meets the SEC definition of a “financial expert” would provide significant value to our shareholders. The board will continue to review this conclusion periodically.

Audit Committee Report

Management is responsible for producing our financial statements and for implementing and assessing our financial reporting process, including our system of internal control over financial reporting. KPMG LLP is responsible for performing an independent audit of our financial statements and issuing reports and opinions on the financial statements. The Audit Committee’s responsibility is to assist the board of directors in its oversight of our financial statements.

The Audit Committee provided oversight on the progress and results of the testing of the internal control over financial reporting. The Audit Committee also reviewed with management and the independent auditors the scope of the annual audit and audit plans, the results of internal and external audit examinations, the quality of our financial reporting and our process for legal and regulatory compliance.

In fulfilling the above responsibilities, the Audit Committee of the board of directors has:

1. reviewed and discussed the audited financial statements for the fiscal year ended December 29, 2006 with our management;

2. discussed with our independent auditors the matters required to be discussed by the statement on Auditing Standards No. 61, as the same was in effect on the date of our financial statements;

3. received the written disclosures and the letter from our independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as the same was in effect on the date of our financial statements; and

4. discussed with our independent auditors their independence.

Based on the review and discussions referred to in the items above, the Audit Committee recommended to the board of directors that the audited financial statements for the fiscal year ended December 29, 2006 be included in Technitrol’s Annual Report on Form 10-K for the fiscal year ended December 29, 2006.

Members of the Audit Committee

C. Mark Melliar-Smith, Chairman
Jeffrey A. Graves
Edward M. Mazze

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

This Compensation Discussion and Analysis describes our compensation philosophy, policies and practices with respect to our Chief Executive Officer (CEO), Chief Financial Officer (CFO) and the other individuals named in the “Summary Compensation Table” below, who are collectively referred to as the “named executive officers”.

The principal elements of our executive compensation program are base salary, semi-annual cash incentives, long-term equity incentives in the form of restricted stock, retirement benefits, severance benefits, certain perquisites and other benefits that are generally available to all of our salaried employees. We place significant emphasis on pay-for-performance based incentive compensation programs that we believe align the interests of our executives with those of our shareholders.

The Compensation Committee of our board of directors (which we refer to as the Committee for purposes of this Compensation Discussion and Analysis), which is comprised entirely of independent directors, is responsible for establishing and administering our executive compensation policies and practices.

Objectives of Our Executive Compensation Program

Our executive compensation program is designed to achieve the following objectives:

•	attract and retain talented and experienced executives;

•	motivate and reward executives whose performance is important to our continued growth, profitability and success;

•	align the interests of our executive officers and shareholders by motivating executive officers to increase shareholder value and rewarding executive officers when shareholder value increases;

•	provide a competitive compensation package which is heavily weighted towards pay-for-performance;

•	motivate executives to work together to achieve the company’s goals by linking their annual cash incentives to the achievement of company goals; and

•	compensate our executives for managing our business to meet our long-term objectives.

Design of Our Executive Compensation Program

Our executive compensation program is designed to reward performance. Annual cash incentives and long-term equity incentives are weighted more heavily than base salary in terms of the mix of potential total compensation, putting a greater share of total compensation at risk. Our cash incentive program is structured so that payouts are driven by the level of achievement against planned financial and performance metrics (generally net operating profit and earnings per share) which are approved by our board of directors semi-annually. In addition to rewarding performance, our long-term equity incentives are also designed to reward continued future service. Our mix of short-term and long-term compensation is designed to promote a balance between the short-term and long-term goals of the company.

Elements of Compensation

Our executive compensation program currently consists of base salary, semi-annual cash incentives, long-term equity incentives in the form of restricted stock, retirement benefits, severance benefits, certain perquisites and other benefits that are generally available to all of our salaried employees.

The Committee determines each element of compensation for each of the named executive officers (other than the CEO whose compensation is approved by our board of directors), after taking into consideration recommendations from our CEO. Our CEO regularly attends Committee meetings and plays a significant role in the determination of each element of compensation for the other members of senior management, including the other named executive officers.

We compare our executives’ base salary and incentive compensation bi-annually against data derived from purchased compensation studies, surveys and databases. This comparison is used as one factor in the determination of our executives’ compensation. We rely on it mostly in evaluating base salary. However, we do not view such data as reliable for incentive compensation given the number of different types of incentive compensation plans and the paucity of data in such surveys regarding reasons for incentive payouts. We expect that we will continue to purchase such studies, surveys and databases in the future on an as needed basis. The compensation data we have purchased in the past was compiled from similarly sized publicly funded companies in the electronics industry.

We view the components of our executive compensation as related but distinct. Although we review total compensation for each named executive officer, we do not believe that compensation derived from one component should negate or reduce compensation from other components. Accordingly, we do not establish a target for “total compensation” or any element of compensation for our executives. We determine the appropriate level annually for each component of compensation based on a number of factors, including the above-mentioned compensation studies, survey and database information that we purchase, our own view of internal equity and consistency, executive turnover, market factors, individual performance, levels of responsibility, expected future contributions from each executive, expected and actual company performance, the competitive environment for each position inside and outside of the company and affordability. Our Committee’s activities in this area are informal and there are no formally established compensation bands or specific allocations to types or amounts of incentive compensation, including allocations between long-term and currently paid-out compensation, cash and non-cash compensation or among different forms of compensation. The key determinant to cash incentive compensation is the performance of the company in the most recent semi-annual period for which incentive compensation is being determined. The key determinants to equity incentive compensation are the overall number of shares which the company can afford to issue in any period and the performance of the company and the executives. The factors the Committee considers in making cash incentive and equity incentive awards to individual executives are described below under the heading “Semi-Annual Cash Incentives” and “Long-Term Equity Incentives”.

In addition to the foregoing, in determining the CEO’s compensation each year, the board of directors also reviews a tally sheet which sets forth (i) his cash compensation, equity compensation and total compensation for each of the three preceding fiscal years, (ii) other benefits, including benefits pursuant to the Supplemental Retirement Plan, 401(k) Plan and Supplemental Savings Plan, received in the preceding two fiscal years, (iii) his annual benefit upon retirement, (iv) the value of all of the shares of restricted stock awarded to him since the beginning of his employment and (v) his total benefit or payout in the event of a termination without cause, resignation for good reason or a change in control.

Base Salary

We review base salaries for our CEO and the other members of senior management, including the named executive officers, annually to determine if a change is appropriate. We also review base salaries upon a promotion or other change in job responsibility or circumstances. While we do not formally establish our base salaries based on external data, we do purchase compensation data from time to time as described above and utilize such information in our annual review of base salaries for our executives. We strive to set base salaries at or near the market median (50th percentile) of companies approximately our size in revenue and market category based on the compensation data we purchase. Variations of such target level often occur as dictated by the experience level of the individual, market and numerous other factors.

After considering compensation data we purchased in mid-2005, the other factors described above, as well as each executive’s base salary for the prior fiscal year, we determined that an across the board 3.0% cost of living increase in base salary (other than our CEO and CFO, whose base salary increases are described below) was all that was necessary to maintain a competitive base salary for our executives. This is the same average percentage salary increase we awarded all other salaried employees of the company.

In the case of our CFO, the Committee decided that recent third party studies indicated that his base salary was no longer appropriate. Our company had increased in size by more than one-third since the last third party analysis was done. In addition, he assumed the role of CEO for our AMI Doduco segment, a role the board felt was appropriate to give him more experience in operations. In May 2006, our CFO’s salary was increased from $260,000 to $285,000. He did not participate in the company wide salary increase in July 2006.

In the case of our CEO, the board decided that recent studies indicated that his base salary no longer fit within our target ranges for companies of our size. In addition, he had never received a base salary increase other than the same annual increase received by all other salaried persons in North America. His salary was increased from $588,369 to $648,377 in May 2006. Like our CFO, he did not participate in our company wide salary increase in July 2006.

The base salaries paid to our named executive officers in 2006 are set forth below in the “Summary Compensation Table”. We believe that the base salary paid to each of our named executive officers during 2006 achieves our executive compensation objectives and is within our target of providing a base salary at the market median.

Semi-Annual Cash Incentives

Consistent with our emphasis on pay-for-performance, we established a Short-Term Incentive Plan (which we refer to as the STIP) in 1999, which has been amended from time to time. Our board of directors approves amendments to the STIP after discussion with management, sometimes accepting management’s suggestions in whole or in part and sometimes not. The STIP is important to motivate and reward our executives for achieving annual operating results that help create value for our shareholders.

Under the STIP, senior executives, including the named executive officers, are eligible to receive cash awards semi-annually based upon their personal performance and the performance of their respective business units’ financial targets established by the board of directors. The financial targets may include any one or more of the following: economic profit, net operating profit and earnings per share. Economic profit reflects the after tax operating income of the business less the imputed cost of capital of that business. Earnings per share reflects our net after-tax profit on a per-share basis. Net operating profit represents earnings before interest, taxes and other non-operating, non-recurring items of the relevant segment or the company as a whole but, as used in the STIP, includes depreciation, amortization of intangibles, stock-based compensation expenses and the cost of STIP payments themselves. This results in making the STIP payment, in effect, self-funding. That is, the net operating profit and earnings per share goals must be met after deducting the cost of any STIP payment.

When establishing the financial targets under the STIP for the first half of our fiscal year, the board of directors uses the financial metrics contained in the business plan for the first six months of the year. When establishing the financial targets under the STIP for the second half of our fiscal year, the board uses the financial metrics contained in the updated business plan for the last six months of the year. The threshold for earning a STIP award is set at 85% of the established financial targets. If greater than 85% of the financial targets is achieved, the STIP payout will be in accordance with the percentage net operating profit as determined by the Committee, which has generally been between three to five percent.

The Committee has the authority to make a cash award under the STIP even if the financial targets are not met in order to reward significant performance improvements on other operating achievements which may be outside the targeted metrics. Such awards are rare.

The Committee approves the maximum aggregate amount available for award under the STIP. In determining the STIP amount, the Committee considers the market conditions in which the company operated in the past two quarters, its subjective assessment of the quality of management performance, performance versus expectations and management’s response to unexpected opportunities and problems.

In January and July of each year using the unaudited financial statements of the company, the Committee compares the actual financial results for the prior two fiscal quarters to the pre-determined financial targets and calculates the overall percentage amount of the financial target achieved and determines the amount of the STIP pool available for payout, if any.

If a STIP pool is created, the CEO makes a recommendation to the Committee on the amount of the cash award to be paid to each of the named executive officers (other than the CEO whose award is recommended by the Committee and approved by our board of directors) and other participants that report to the CEO. In making his recommendation to the Committee, the CEO considers the executive’s achievement of individual objectives, the contribution made by each executive in achieving the financial target, the importance of the executive to the company’s strategic initiatives in the last several years and the size of the award relative to the awards made to the other executives. As mentioned earlier, we do not set specific or mechanical payout targets for any executive position. The president of each segment of the company determines STIP awards to participants that report to him from the pool of funds allocated to that segment by the Committee, in consultation with the CEO. Such awards are based on the respective segment’s targets and performance.

It is the Committee’s intention to award the entire payout amount once earned, but the Committee retains the discretion to raise or lower the total payout amount depending on overall business performance.

We have not adopted a formal or informal policy on or made a decision about whether the company would attempt to recover cash incentives paid to executive officers to the extent our financial statements are subsequently restated or adjusted in a downward direction and such restatement or adjustment would result in the financial target not being met.

In December 2005 our Committee, in consultation with our CEO, established targets for net operating profit and earnings per share for the first half of 2006 based upon the 2006 business plan that our board of directors approved at its December 2005 meeting. The Committee, after considering the factors described above, approved a STIP pool of $2 million for the first half of 2006 (4.8% of total net operating profit). The Committee awarded Mr. Papada, our CEO, $397,000 of the STIP pool, based on the company’s performance, the leadership he exhibited and his achievement of certain goals. The Committee awarded $165,000 of the STIP pool to each of Mr. Kowalski and Mr. Moyer based on the performance of their respective business units and the their individual performance.

In May 2006, our executives updated the 2006 business plan for the second half of the year, taking into account the company’s actual financial results for the first four months of the year and then existing market conditions, and the board, in consultation with our CEO, established targets for net operating profit and earnings per share for the second half of 2006. The Committee determined that, for the second half of 2006, AMI Doduco had met its goals but Pulse had not and thus allocated $400,000 of the STIP pool to AMI Doduco executives, of which Mr. Moyer in his capacity as CEO of AMI Doduco received $50,000, and zero to Pulse executives. The Committee also determined that Technitrol had met its goals for the second half of 2006 and that, in accordance with the STIP, a pool for incentives could be created. However, the CEO and other named executive officers recommended to the Committee that no STIP pool be created for the Technitrol executive group, notwithstanding that they achieved their objectives, due to what they considered to be particularly substandard company performance in the fourth quarter of the year. The Committee accepted their recommendation and awarded nothing to the CEO or other executives of Technitrol (other than Mr. Moyer as described above for his performance as CEO of AMI Doduco) for the second half of 2006.

Each of the named executive officers for the fiscal year ended December 30, 2005 received the following payments in February 2006 pursuant to the STIP for fiscal 2005 performance: Mr. Papada received $125,000, Mr. Moyer received $90,000 and Mr. Kowalski received $48,230.

The cash incentive awards made to the named executive officers under the STIP for performance in 2006 are reflected below in the “Summary Compensation Table”.

Long-Term Equity Incentives

General

The company has an Incentive Compensation Plan (we refer to this plan as the ICP), the purpose of which is to offer key employees incentives to continue in the service of the company and to attract and retain key employees. The Committee administers the ICP and has broad authority to develop and implement forms of longer-term (three years or more) incentive compensation for key employees. Pursuant to the ICP, we established the Technitrol, Inc. 2001 Stock Option Plan, the Technitrol, Inc. Restricted Stock Plan II (we refer to this plan as the RSP II) and the CEO Annual and Long-Term Equity Incentive Process, all of which are administered by the Committee.

While the Committee has issued stock options to certain employees, it has never issued stock options to anyone while serving as a named executive officer or other executive officer, and has no current intention to do so. Rather, the Committee historically has issued restricted stock to senior management, including the named executive officers. Although the Committee is not required under the RSP II or otherwise to issue any shares of restricted stock to our senior management (other than our CEO as described below), we believe the issuance of such restricted stock helps us to ensure that our executive officers are motivated over the long-term to respond to the company’s business challenges and opportunities as owners and not just as employees. We also believe that it helps us to achieve our compensation program objectives, including aligning the interest of our executives with the interests of our shareholders.

Awards of Restricted Stock to Executives Other Than the CEO

Each year in April, the Committee, in consultation with our CEO, determines the number of shares of restricted stock that will be available for issuance to senior management, including the named executive officers (other than awards to our CEO whose arrangements are described below) under the RSP II. In making its determination, the Committee considers the company’s projected profits based on the annual business plan approved by the board of directors, what is reasonable from our shareholders’ perspective and the total cost of the cash awards (which are made to cover the recipient’s Federal tax liability resulting from the grant of restricted stock) to be made in connection with the restricted stock awards. The Committee then allocates how many shares of restricted stock are available for grant to our corporate management and each of our business segments. Approximately half way through the fiscal year, the Committee, in consultation with our CEO, reviews the company’s actual financial results for the first half of our fiscal year and the update to the annual business plan prepared by management to determine whether any changes should be made to the number of shares of restricted stock available for issuance to senior management.

Awards of restricted stock to participants (other than our CEO) under the RSP II are made by the Committee based on the recommendations of our CEO. In making his recommendation to the Committee, the CEO considers whether and to what extent the executive has met his or her individual performance goals, the contributions made and expected to be made in the future by each executive, awards of restricted stock made to the individual in prior years, market factors, other compensation received by the executive and other factors he deems relevant.

The shares of restricted stock awarded to each of the named executive officers on July 28, 2006 are set forth below in the “Grants of Plan-Based Awards Table”. All shares (other than those granted to our CEO) are subject to the three-year “cliff” service vesting requirement under the RSP II. Vesting of restricted stock is accelerated in certain events of termination and in the event of a change in control of the company. See “Severance and Termination Benefits” and “Change in Control” below.

Awards of Restricted Stock to the CEO

On July 25, 2006, our board of directors approved the CEO Annual and Long-Term Equity Process which governs awards of shares of restricted stock to our CEO. The CEO’s long-term equity incentive has two parts: (1) an annual equity incentive which is determined by the degree to which the CEO achieves non-financial goals as agreed upon by our board of directors and the CEO at the board’s January meeting each year and (2) a long-term equity award which is determined by the degree to which the board of directors determines that the CEO has, through his leadership and guidance, created long-term value for the various constituents of the company on rolling three-year periods. The process involves reviewing the company’s achievements over the prior three years against a number of criteria, none of which is specifically weighted. These criteria are described below.

In January of each year, the board of directors determines the maximum number of shares the CEO can earn pursuant to his annual equity incentive up to 15,000 shares. The maximum for 2006 was 15,000 shares and the maximum for 2007 is 15,000 shares.

The maximum long-term equity award for the CEO in each year is 12,000 shares. Because of the inherent difficulty in constructing three year plans, goals or specific performance criteria due to changing circumstances, shifting priorities, external and internal events as well as the shifting nature of the businesses in which the company is engaged, the board’s determination of whether and to what degree the long-term equity award is earned is determined by how well the company has progressed over the rolling three-year periods, but also takes into account the CEO’s views and opinions on his long-term performance. In making its determination, the criteria the board looks at may include total shareholder return for the period, performance against the company’s identified peer group in the various metrics the company periodically measures, performance against indices the company utilizes in its proxy disclosure or annual report, changes in revenue, changes in operating profit, changes in economic profit, acquisitions and divestitures, geographic changes in operations, changes in markets addressed, changes in analysts’ coverage of the company, succession planning, talent development and any other metrics which the board determines are relevant to addressing overall long-term performance of the company taking into account internal and external circumstances during the period.

At the end of each year, after reviewing the CEO’s self-evaluation and each board member’s evaluation of the CEO and consulting with the CEO, the board determines to what degree (from 0 to 100%) the CEO earned his annual equity incentive for such fiscal year and his annual long-term equity award. To the extent earned, the restricted stock will be issued as soon as possible following the board’s determination. Any shares of restricted stock earned by the CEO have a one year vesting period from the date of grant.

With respect to the CEO’s 2006 annual equity incentive, in January 2006 our CEO and the board of directors agreed upon five specific performance goals which, if achieved by December 31, 2006, would result in an aggregate maximum award of 15,000 shares. These goals related to improving communication with the board and achievement of objectives relating to strategic plans, operating plans and management succession plans. In December 2006, the board determined that our CEO had achieved 100% of his goals. He therefore earned 100% of the potential 15,000 shares and accordingly was awarded 15,000 shares which will vest on January 10, 2008.

In December 2006, in determining the CEO’s 2006 long-term equity award, the board of directors examined the company’s growth in sales and net operating profit over the prior three year period, total shareholder return, acquisitions, restructurings, analysts’ coverage and succession planning for the last three years. The board concluded that the CEO would be awarded 9,000 shares of restricted stock out of a possible 12,000 shares for his performance during the three year period ending 2006. Such shares will vest on January 10, 2008.

Vesting of shares of restricted stock held by our CEO is accelerated in certain events of termination and in the event of a change in control. See “Executive Employment Arrangements”.

Severance and Termination Benefits

Other than for our CEO whose severance benefits are described below under “Executive Employment Arrangements”, we do not have a formal written severance plan for or severance agreement with any executives, including the named executive officers. However, we have in the past and may in the future provide severance benefits to our executives on a case by case basis, after taking into consideration the reason for termination and other facts present at the time of separation. Severance benefits provided to executives may include a lump sum payment, continuation of salary, health insurance and other benefits for a specified period of time, as well as accelerated vesting of restricted stock.

Our Restricted Stock Plan II (RSP II) provides for accelerated vesting of restricted stock awarded to employees, including the named executive officers (other than the CEO whose arrangements are discussed below under “Executive Employment Arrangements”), upon certain events of termination of employment as follows. If an employee dies or becomes totally disabled (as determined by the company’s long-term disability insurance carrier at the time of the event) or retires on or after his normal retirement date (as defined in the company’s Retirement Plan) prior to the expiration of the three year vesting requirement, then the three year vesting requirement shall end upon the date that death occurs or complete disability is deemed to have occurred, or the date that normal retirement is effective. In addition, in such circumstances, the company will pay the individual the cash award to cover the Federal income tax liability with respect to such shares as set forth in the RSP II. If an employee elects to retire before his normal retirement date but after his early retirement date (as defined in the company’s Retirement Plan) or has employment terminated by the company other than for cause (as defined in the RSP II) prior to the expiration of the three year vesting requirement, then the employee shall be entitled to pro-rata vesting based on the number of whole months elapsed since the award of such shares divided by thirty-six, as to both the award of shares and the cash award to cover the Federal income tax liability with respect to such shares. If the employee resigns or is terminated for cause prior to the vesting date, any unvested shares revert back to the company and the employee has no further rights or interest in such shares. In the case of terminations of employment other than for cause or an employee’s resignation, the Committee has the right with respect to the termination of the restriction period to adjust the effective award upward (but not in excess of the original award of the shares) or downward in its sole discretion, taking into account such factors as it determines to be relevant. See “Potential Payments Upon Termination or Change in Control — Definitions of Change in Control and Other Terms” for a definition of “cause” and other terms under the RSP II.

Under the company’s Supplemental Savings Plan which is described below, distributions from a participant’s account shall begin in the month following termination of employment or death of the participant; provided, however, if the participant is terminated for cause (as defined under the Supplemental Savings Plan), the participant forfeits the company’s matching and other contributions. Distributions, at the election of the participant, can be made as a lump sum or under a systematic withdrawal (installment) plan not to exceed ten years.

Retirement Plans

Qualified Retirement Plan

We maintain a qualified defined benefit pension plan, the Technitrol, Inc. Retirement Plan (which we refer to as the Retirement Plan), for employees who are not covered by a subsidiary’s defined contribution plan. All of our named executive officers, except John Kowalski, currently participate in the Retirement Plan. Mr. Kowalski did, however, participate in the Retirement Plan from 1990 until September 1996, at which time he ceased being an employee of Technitrol and became an employee of a subsidiary of Technitrol. We make contributions to the plan based upon actuarial calculations and the salary of each participant. Pension benefits depend on the employee’s final average salary and years of credited service. The final average salary is the highest average base salary over three consecutive years during the ten-year period prior to termination of employment or the date of retirement.

Upon attainment of a participant’s normal retirement date, such participant is entitled to receive annually upon retirement a single life annuity (payable in equal monthly installments) as follows:

(a) For a participant with thirty (30) or more years of credited service —

(i) 27.5% of the participant’s final average compensation plus 18.75% of the participant’s final average compensation in excess of “covered compensation”; or if greater

(ii) $2,400.

(b) For a participant with less than thirty (30) years of credited service, the annual amount of retirement benefit determined in (a) above is multiplied by a fraction, the numerator of which is equal to his years of credited service and the denominator of which is thirty (30).

As an alternative to receiving benefits in the form of a single life annuity, the participant may elect in writing to receive benefits in one of the following optional forms:

(a) Life annuity in level monthly payments, with either 60, 120 or 180 months certain. Such payments shall be made to the participant for life and shall continue to a beneficiary of the participant for any period after the participant’s death and before expiration of the months certain.

(b) Joint and survivor annuity continuing for life in level monthly payments to the participant and thereafter for life in level monthly payments to a designated beneficiary, if surviving, at either 50% or 100% (as stated in the election) of the payments to the participant.

(c) If the present value of a participant’s benefits, determined as a lump sum, does not exceed $7,000, he may elect to receive his benefits in a lump sum payment.

After attainment of his “early retirement date”, a participant may elect early retirement in which event he shall be entitled to either of the following:

(a) Commencing at his normal retirement date, a single life annuity determined in accordance with the above formula for normal retirement, based on years of credited service, or

(b) Commencing at any time between the participant’s early retirement date and his normal retirement date, a single life annuity determined in accordance with section (a) reduced by 1/15 for each of the first five years and 1/30 for each of the next five years by which the payments commence prior to normal retirement date.

“Early retirement date” of a participant means the first day of the calendar month coincident with or next following the date such participant (i) attains age fifty-five (55) and (ii) completes five (5) years of vesting service; provided however, that such vesting service shall not be determined until the last day of the plan year in which such participant completes five (5) years of vesting service.

“Normal retirement date” of a participant means the later of age 65 or the fifth anniversary of the date such participant commenced participation in the Retirement Plan.

Nonqualified Supplemental Retirement Plan

We also maintain the nonqualified Technitrol, Inc. Supplemental Retirement Plan (which we refer to as the Supplemental Retirement Plan) which supplements the benefits of employees who participate in both our Retirement Plan and our Short-Term Incentive Plan. Our board of directors may designate other employees as participants, but has not done so to date. All of the named executive officers except John Kowalski participate in the Supplemental Retirement Plan. The benefits depend upon the employee’s final average compensation and years of credited service. The final average compensation is the average of the employee’s base salary and cash bonus (not in excess of 75% of base salary in the calendar year in which it is paid) during the highest three consecutive calendar years out of the last ten calendar years prior to termination of employment or retirement.

Under the Supplemental Retirement Plan, a participant who retires on or after the “normal retirement age” with 20 or more years of service is entitled to receive annually a single life annuity (payable in equal monthly installments) equal to the difference between (i) and (ii) below:

(i) 45% of final average compensation

(ii) the amount of the participant’s accrued benefits (in the form of a straight life annuity) under the Technitrol, Inc. Retirement Plan as of the date of retirement.

For a participant with less than 20 years of service, the amount of retirement benefit determined in (i) above shall be multiplied by a fraction, the numerator of which is equal to his years of service and the denominator of which is 20.

Under the Supplemental Retirement Plan, “normal retirement age” means the later of the attainment of age 65 or the fifth anniversary of participation in the Technitrol, Inc. Retirement Plan.

Upon retirement on or after his/her “early retirement date” and prior to normal retirement age, a participant is entitled to receive, commencing as of the first day of the month following the date of retirement, one of the following:

(a) If a participant has 20 or more years of service at termination, a single life annuity determined in accordance with the formula used for normal retirement above, based on years of service at termination. The benefit determined under the formula in subsection (i) is reduced by 5% per year (prorated based on months) by which payments commence prior to the attainment of age 62 and the offset benefit determined under the formula in subsection (ii) is reduced according to the early retirement reduction provision under the Technitrol, Inc. Retirement Plan. If payments commence on or after the attainment of age 62, the benefit under the formula in subsection (i) is unreduced, but the offset benefit determined under the formula in subsection (ii) shall be reduced according to the early retirement reduction provision under the Technitrol, Inc. Retirement Plan if payments commence prior to age 65.

(b) If a Participant has less than 20 years of service at termination, a single life annuity determined in accordance with the normal retirement benefit above for a participant with less than 20 years of service, based on years of service at termination and reduced by 1/15 for each of the first five (5) years and 1/30 for each of the next five (5) years (prorated based on months) by which payments commence prior to normal retirement age.

(c) A participant may elect in writing, at least one year prior to retirement, to receive benefits commencing at any time on or before his/her normal retirement age in the form of a single life annuity or an annuity in one of the optional forms described above. A participant who terminates prior to his/her early retirement date with five or more years of vesting service shall be entitled to receive, commencing as of the first day of the month following the attainment of normal retirement age, a single life annuity as determined in accordance with the above formula for normal retirement. Alternatively, such a participant may elect in writing, at least one year prior to his/her early retirement date, to receive benefits, commencing at any time on or after his early retirement date and before his/her normal retirement age, in the form of a single life annuity or an annuity in one of the optional forms described above.

Under the Supplemental Retirement Plan, “early retirement date” of a participant means the first day of the calendar month coincident with or the next month following the date such a participant attains age 55 and completes five (5) years of vesting service.

As an alternative to receiving benefits in the form of a single life annuity, the participant may elect in writing, at least one year prior to retirement, to receive benefits in one of the following optional forms:

(a) a life annuity in level monthly payments, with either 60, 120 or 180 months certain. Such payments shall be made to the participant for life and shall continue to be paid to the designated beneficiary of the participant for the period after the participant’s death and before expiration of the months certain.

(b) a joint and survivor annuity continuing for life in level monthly payments to the participant and thereafter for life in level monthly payments to his designated beneficiary, at either 50% or 100% (as stated in the election) of the payments to the participant.

In the event of a change in control, the Supplemental Retirement Plan provides for accelerated vesting of benefits and a lump sum payment, as further discussed below under “Change in Control”. For a definition of change in control under the Supplemental Retirement Plan, see “Potential Payments Upon Termination or Change in Control — Definition of Change in Control and Other Terms” below.

In July 2006, the Committee approved and the company entered into the Technitrol, Inc. Grantor Trust Agreement with Wachovia Bank, National Association, pursuant to which an irrevocable trust was established, subject to the claims of the company’s creditors in the event of the company’s insolvency, to fund the company’s obligations under its Supplemental Retirement Plan and non-qualified deferred compensation plans and agreements.

401(K) Plans

The company provides a 401(k) plan which the employees of the company, including the named executive officers (other than Mr. Kowalski who participates in the Pulse Engineering, Inc. 401(k) Plan), may participate. The Technitrol, Inc. 401(k) Retirement Savings Plan permits all employees (other than leased employees, employees covered by a collective bargaining agreement unless the agreement provides the bargaining unit members are eligible to participate and temporary employees) to set aside a portion of their income into the 401(k) plan and the company matches 100% of the first 4% of eligible compensation set aside by an employee up to the statutory maximum. Mr. Kowalski and all other employees of Pulse (other than leased employees, union employees who have retirement benefits pursuant to a collective bargaining agreement and temporary employees) participate in the Pulse Engineering, Inc. 401(k) Plan. Such employees are permitted to set aside a portion of their income into the Pulse 401(k) plan and Pulse, a subsidiary of the company, matches 100% of the first 6% of eligible compensation set aside by an employee up to the statutory maximum. The participation of the executive officers is on the same terms as any other participant in the 401(k) plans.

Supplemental Savings Plan

Effective August 1, 2003, the board approved the Technitrol, Inc. Supplemental Savings Plan for U.S. employees, including the named executive officers, earning a base salary in excess of the maximum salary covered by our qualified 401(k) plans. This maximum is set annually by the IRS. Under the Supplemental Savings Plan, Technitrol annually makes matching contributions on behalf of such executives who made the maximum permitted elective deferrals to our tax-qualified 401(k) plans for the year equal to the excess of (a) the matching contributions that they would have received under our tax-qualified 401(k) plans for the year if the Internal Revenue Code limits on compensation and elective deferrals were not applicable and if they had made elective deferrals of 4% of their compensation (or 6% of compensation if they participated in the Pulse Engineering, Inc. 401(k) Plan) over (b) the amount of the matching contributions actually made for them for the year under our tax-qualified 401(k) plans. Participants are 100% vested immediately in the company’s matching and other contributions. In addition, participants in the Supplemental Savings Plan have the right to defer up to 20% of their compensation (as defined under the Plan) per calendar year, however, any deferred contribution in excess of 4% (6% for Pulse) of the participant’s compensation for the applicable period are not considered for company matching contributions. Participants may elect to invest their accounts in a number of third party mutual funds offered by the Plan’s administrator. Participants may not make withdrawals from their account during their employment, except that a participant may apply to the administrator of the Plan to withdraw some or all of his account if such withdrawal is made on account of an unforeseeable emergency as determined by the administrator.

The Supplemental Savings Plan provides that the company may make employer contributions to the accounts of participants in any amount, as determined by the company in its sole discretion from time to time, which amount may be zero. The company is not required to treat all participants in the same manner in determining such contributions.

Change in Control

In the event of a change in control, our Restricted Stock Plan II (RSP II), Supplemental Retirement Plan and Supplemental Savings Plan provide for certain benefits to our executives. For the definition of “change in control” under such plans, see “Potential Payments Upon Termination or Change in Control — Definitions of Change in Control and Other Terms” below.

Our RSP II provides that in the event there is a change in control (as defined under the RSP II), the restriction period for any shares granted under the plan shall terminate on the date of such change in control and all shares shall be vested 100% in all employees, accompanied by the applicable cash awards to cover Federal income tax liability.

Our Supplement Retirement Plan provides that in the event of a change in control of the company (as defined under the Supplemental Retirement Plan), participants will be paid benefits under the plan equal to the excess of (i) the benefits that would have accrued under the plan if the years of credited service credited included an additional five years (in the case of Mr. Papada, an additional 15 years of service, pursuant to an agreement between him and the Company dated April 16, 1999, as amended), as of the date of the change in control over (ii) the vested benefits that have accrued under the plan as of the date of change in control. Each participant shall also (i) be treated as fully vested in such participant’s right to receive benefits under this plan, (ii) be entitled to receive a lump sum payment of the present value of the benefits that such participant has accrued under the Plan and (iii) be entitled to receive an additional payment of an amount that is sufficient to reimburse the participant for any Federal, state or local taxes as a result of the lump sum payment of his accumulated benefit under the plan upon a change in control and as a result of such gross up payment regardless of whether such payments are considered excess parachute payments under the Internal Revenue Code.

Under the company’s Supplemental Savings Plan, upon a change in control (as defined in the Supplemental Savings Plan), all participants have a nonforfeitable right to receive the entire amount of their account balances under the plan and all such amounts must be paid as soon as administratively practicable.

As discussed above, our CEO’s compensation arrangement also provides for certain payments and benefits upon a change in control. See “Executive Employment Arrangements” below.

Perquisites and Other Benefits

Our executives are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life insurance and disability insurance, defined benefit pension plan (for employees who are not covered by a subsidiary’s defined contribution plan) and our 401(k) plan, in each case on the same basis as our other employees. In addition, certain executives, including certain of the named executive officers, receive additional benefits, including additional life insurance, company cars, fitness club memberships (which are also provided to all

Technitrol corporate employees), and in the case of our CEO and CFO, club membership dues to The Union League of Philadelphia where we hold our annual shareholder’s meeting, provide lodging for our directors for meetings and hold various other corporate functions using that membership. Certain of our executives also are eligible to participate in our Supplemental Retirement Plan and Supplemental Savings Plan as described above. See “Retirement Plans” above.

Tax and Accounting Implications

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code imposes a limitation on the deductibility of compensation in excess of $1 million paid to certain executive officers, including the named executive officers, unless certain specific and detailed criteria are satisfied. We believe that it is often desirable and in our best interests to deduct compensation payable to our executive officers. In this regard we consider the anticipated tax treatment to our company and our executive officers in the review and establishment of compensation programs and payments. While no assurance can be given that compensation will be fully deductible under Section 162(m), we will continue to manage our executive compensation program to preserve the related Federal income tax deductions. Individual exceptions may, however, occur in order to ensure competitive levels of compensation for our executive officers.

Nonqualified Deferred Compensation

On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, changing the tax rules applicable to nonqualified deferred compensation arrangements. While the final regulations have not become effective yet, the company believes it is operating in good faith compliance with the statutory provisions, which were effective January 1, 2005, as they pertain to the company’s Supplemental Retirement Plan, Supplemental Savings Plan for U.S. executives, and other nonqualified deferred compensation arrangements. The company expects to manage its nonqualified deferred compensation arrangements in accordance with these statutory provisions; however, no assurance can be given that the company’s compensation arrangements will remain compliant to the extent these statutory provisions are amended in the future and to the extent individual exceptions may be warranted in order to ensure competitive levels of compensation for our executive officers.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based upon such review and discussions, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee

John E. Burrows, Jr., Chairman
Alan E. Barton
David H. Hofmann

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation paid or earned by each of the named executive officers for the fiscal year ended December 29, 2006. We have an employment agreement with Mr. Papada which is discussed in further detail under the heading “Executive Employment Arrangements”. We do not have employment agreements with Mr. Kowalski or Mr. Moyer. The named executive officers participate in the company’s compensation plans which are generally described above under the heading “Compensation Discussion and Analysis”.

						Change in
						Pension
						Value and
						Nonqualified
					Non-Equity	Deferred
			Stock		Incentive Plan	Compensation	All Other
Name and Principal		Salary	Awards		Compensation	Earnings	Compensation	Total
Position	Year	($)	($)		($)	($)(1)	($)	($)

James M. Papada, III,	2006	$626,451	$240,091	(2)	$397,000 (3)	$87,562 (4)	$178,521(6)	$1,529,625
Chief Executive
Officer and President

Drew A. Moyer,	2006	$275,866	$69,324	(2)	$215,000 (3)	$83,841 (4)	$110,101(7)	$754,132
Senior Vice President,
Chief Financial Officer

John L. Kowalski,	2006	$325,240	$130,446	(2)	$165,000 (3)	$3,342 (5)	$122,893(8)	$736,921
Senior Vice President

(1)	The amounts in this column reflect the change in pension value for each individual. No named executive officer received preferential or above-market earnings on deferred compensation.

(2)	These amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 29, 2006, in accordance with FAS 123(R), of awards pursuant to our Restricted Stock Plan II and thus may include amounts from awards granted prior to and with respect to 2006. Assumptions used in the calculation of these amounts are included in footnote 13 to the company’s audited financial statements for the fiscal year ended December 29, 2006 included in the company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 26, 2007.

(3)	These amounts reflect the cash incentive awards to the named individuals under our Short Term Incentive Plan (STIP) for 2006 performance but do not include cash awards under the STIP made in February 2006 for 2005 performance. For additional information about the STIP and cash awards for 2005 and 2006 performance, see the “Compensation Discussion and Analysis — Semi-Annual Cash Incentives”.

(4)	These amounts reflect the actuarial increase in the present value of the named executive officer’s benefits under our qualified Retirement Plan and our non-qualified Supplemental Retirement Plan which are more fully described in the “Pension Benefits Table” and “Compensation Discussion and Analysis”. The assumptions used to calculate the actuarial present values were the same as those used to measure the liabilities for the financial disclosures for the retirement plans as of each year-end, with the exception of the pre-retirement decrements and assumed retirement age. Pre-retirement decrements were not used for the purpose of these calculations. The discount rate used for the calculations was 5.50% as of 12/31/2005 and 5.75% as of 12/31/2006. The mortality table used was the RP2000 table projected to 2006. Calculations were completed at the participant’s earliest unreduced retirement age based on the participant’s eligibility as of 12/31/2005 and 12/31/2006, respectively, which is age 62 for Mr. Papada’s benefit under our Supplemental Retirement Plan and age 65 for all other calculations.

(5)	Mr. Kowalski participated in our qualified Retirement Plan from 1990 until September 30, 1996, at which time he ceased being an employee of Technitrol and became an employee of Pulse Engineering, Inc., a subsidiary of Technitrol. He does not participate in our non-qualified Supplemental Retirement Plan.

(6)	This amount consists of (i) a matching contribution of $8,800 pursuant to Technitrol, Inc. 401(k) Retirement Savings Plan, (ii) payment of $420 life insurance premium, (iii) a cash award of $153,043 to cover Federal income tax liability with respect to shares of restricted stock awarded in 2006 and (iv) a matching and other contribution of an aggregate $16,258 pursuant to the Supplemental Savings Plan.

(7)	This amount consists of (i) a matching contribution of $8,800 pursuant to Technitrol, Inc. 401(k) Retirement Savings Plan, (ii) payment of $420 life insurance premium, (iii) a cash award of $59,971 to cover Federal income tax liability with respect to shares of restricted stock awarded in 2006, (iv) a matching and other contribution of an aggregate $1,452 pursuant to the Supplemental Savings Plan and (v) perquisites of $39,458. The perquisites include a health club membership, company-provided automobile and $33,300 initiation fee for membership to The Union League of Philadelphia. The value attributable to personal use of a company-provided automobile (calculated in accordance with Internal Revenue Service guidelines) is included as compensation on Mr. Moyer’s IRS W-2. He is responsible for paying income tax on such amount.

(8)	This amount consists of (i) a matching contribution of $13,200 pursuant to Pulse Engineering, Inc. 401(k) Plan, (ii) a cash award of $92,388 to cover Federal income tax liability with respect to shares of restricted stock awarded in 2006 and (iii) a matching and other contribution of an aggregate $7,305 pursuant to the Supplemental Savings Plan.

GRANTS OF PLAN-BASED AWARDS TABLE

The compensation plans under which grants in the following table were made are generally described above under the heading “Compensation Discussion and Analysis”.

		Estimated Possible Payouts Under				All Other Stock Awards:		Grant Date Fair
		Equity Incentive Plan Awards				Number of Shares		Value of Stock
	Grant	Threshold	Target		Maximum	of Stock or Units		Awards
Name	Date	(#)	(#)		(#)	(#)		($)

James M. Papada, III	1/25/06	—	27,000	(1)	—	12,000	(2)	$222,960	(3)
Drew A. Moyer	7/28/06	—	—		—	4,500	(4)	$111,375	(3)
John L. Kowalski	7/28/06	—	—		—	7,000	(4)	$173,250	(3)

(1)	For 2006, pursuant to the CEO Annual and Long-Term Equity Incentive Process, Mr. Papada was eligible to receive (i) an annual equity incentive of up to 15,000 shares to the extent the board determined he achieved the goals as agreed to by our board and Mr. Papada in the beginning of 2006 and (ii) a long-term equity award up to a maximum of 12,000 shares to the extent the board determined that he created long-term value for the company for the three year period ending December 29, 2006. In December 2006, the board of directors determined that Mr. Papada earned all of the possible 15,000 shares of restricted stock with respect to his annual equity incentive and 9,000 of the possible 12,000 shares of restricted stock with respect to his long-term equity incentive. Accordingly, 24,000 shares of restricted stock were granted to him on January 10, 2007. Such shares will vest on January 10, 2008. For additional information, see “Compensation Discussion and Analysis — Long Term Equity Incentives”.

(2)	These shares were granted to Mr. Papada on January 25, 2006 with respect to achievement of his 2005 goals pursuant to the CEO Annual and Long-Term Equity Incentive Process and our Restricted Stock Plan II, which are discussed in further detail under the heading “Compensation Discussion and Analysis”. These shares vested on January 25, 2007.

(3)	These stock values were calculated by multiplying the closing price of our common stock on the New York Stock Exchange on the date of grant by the number of shares awarded. Dividends are paid on restricted stock to the extent dividends are declared on shares of our common stock.

(4)	These shares were awarded pursuant to our Restricted Stock Plan II which is discussed in further detail under the heading “Compensation Discussion and Analysis”. The shares will vest upon expiration of the third anniversary of the award provided the officer is an employee on such date.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

Stock Awards
Equity
Incentive
					Equity Incentive		Plan Awards:
					Plan Awards:		Market or
			Market		Number of		Payout Value
	Number of		Value of		Unearned		of Unearned
	Shares or		Shares or		Shares, Units		Shares, Units
	Units of		Units of		or Other		or Other
	Stock That		Stock That		Rights That		Rights That
	Have Not		Have Not		Have Not		Have Not
	Vested		Vested		Vested		Vested
Name	(#)		($)		(#)		($)

James M. Papada, III	12,000	(1)	$286,680	(4)	24,000	(5)	$573,360
Drew A. Moyer	11,688	(2)	$279,226	(4)	—		—
John L. Kowalski	21,000	(3)	$501,690	(4)	—		—

(1)	These shares were awarded to Mr. Papada on January 24, 2006 with respect to achievement of his 2005 goals pursuant to the CEO Annual and Long-Term Equity Incentive Process and our Restricted Stock Plan II, which are discussed in further detail under the heading “Compensation Discussion and Analysis”. These shares vested on January 24, 2007.

(2)	Of the 11,688 shares that were unvested as of December 29, 2006, 3,688 shares will vest on May 4, 2007, 3,500 shares will vest on May 3, 2008 and 4,500 shares will vest on July 28, 2009.

(3)	Of the 21,000 shares that were unvested as of December 29, 2006, 8,000 shares will vest on May 4, 2007, 6,000 shares will vest on May 3, 2008 and 7,000 shares will vest on July 28, 2009.

(4)	The market value of stock was computed by multiplying the closing price of our common stock on the New York Stock Exchange on the last day of our 2006 fiscal year by the number of unvested shares of restricted stock as of the last day of our fiscal year.

(5)	In December 2006, our board determined that Mr. Papada earned an aggregate of 24,000 shares of restricted stock for his 2006 annual equity incentive and long-term equity incentive award pursuant to the CEO Annual and Long-Term Equity Incentive Process. The grant date for such shares was January 10, 2007. These shares will vest on January 10, 2008.

OPTION EXERCISES AND STOCK VESTED TABLE

The following table provides information regarding amounts realized on restricted stock awards during 2006 by our named executive officers. None of the executive officers named below has ever received any stock options.

	Stock Awards
	Number of Shares		Value Realized
	Acquired on Vesting		on Vesting
Name	(#)		($)

James M. Papada, III	24,674	(1)	$543,074	(3)
Drew A. Moyer	2,655	(2)	$82,623	(3)
John L. Kowalski	5,000	(2)	$155,600	(3)

(1)	These shares vested on February 25, 2006.

(2)	These shares vested on October 2, 2006.

(3)	These aggregate dollar amounts were computed by multiplying the number of vested shares of stock by the closing price of our common stock on the New York Stock Exchange on the vesting date.

PENSION BENEFITS TABLE

The following table sets forth the present accumulated value of benefits that named executive officers are entitled to receive under the Retirement Plan and Supplemental Retirement Plan and their years of credited service under each plan. The terms of the Retirement Plan and Supplemental Retirement Plan are generally described above under the heading “Compensation Discussion and Analysis”.

				Present Value
		Number of Years		of Accumulated	Payments
		Credited Service		Benefit	During Last
Name	Plan Name	(#)		($)(1)	Fiscal Year

James M. Papada, III(2)	Retirement Plan	8		$158,657	—
	Supplemental Retirement Plan	22	(4)	$3,602,957	—
Drew A. Moyer	Retirement Plan	17		$135,793	—
	Supplemental Retirement Plan	17		$279,315	—
John L. Kowalski(3)	Retirement Plan	6		$115,785	—
	Supplemental Retirement Plan	—		—	—

(1)	The assumptions used to calculate these values are discussed in the “Summary Compensation Table”.

(2)	James M. Papada, III is eligible for early retirement under the company’s Retirement Plan and the Supplemental Retirement Plan.

(3)	John L. Kowalski is eligible for early retirement under the company’s Retirement Plan. Mr. Kowalski participated in our Retirement Plan from 1990 until September 30, 1996, at which time he ceased being an employee of Technitrol and became an employee of Pulse Engineering, Inc., a subsidiary of Technitrol. He does not participate in our Supplemental Retirement Plan.

(4)	James M. Papada, III is entitled to 15 years of credited service under the Supplemental Retirement Plan in addition to his actual years of service with Technitrol. The present value attributable to this additional 15 years of credited service is $2,639,663. We have no formal policy with regard to granting extra years of credited service. Exceptions, such as Mr. Papada’s, may be made from time to time on a case by case basis by the board of directors.

NONQUALIFIED DEFERRED COMPENSATION TABLE

The following table provides information regarding the nonqualified deferred compensation of our named executive officers in 2006. The terms of the company’s nonqualified deferred compensation plan, the Technitrol, Inc. Supplemental Savings Plan, are generally described above under the heading “Compensation Discussion and Analysis”.

	Executive	Registrant			Aggregate
	Contributions	Contributions		Aggregate	Balance at
	in Last	in Last	Aggregate Earnings	Withdrawals/	Last Fiscal
	Fiscal Year	Fiscal Year	in Last Fiscal Year	Distributions	Year-End
Name	($)	($) (1)	($)	($)	($)

James M. Papada, III	—	$16,258	$5,809	—	$83,501
Drew A. Moyer	—	$1,452	0	—	$1,452
John L. Kowalski	—	$7,305	$3,467	—	$38,285

(1)	The amounts reflect matching and other contributions made by the registrant. All registrant contributions have been reported in the “Summary Compensation Table” in either current or prior years as “other compensation”.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The tables below reflect the amount of compensation to each of the named executive officers of the company in the event of termination of such executive’s employment and in the event of a change in control of the company. The amounts shown assume that such termination or change in control, as the case may be, was effective on December 29, 2006 and that the company’s stock was $23.89 per share, which was the closing market price of the shares on December 29, 2006. The amounts in the tables below are estimates of the amounts which would be paid out to the executives upon the various termination events or change in control, as the case may be. The actual amounts to be paid out can only be determined at the time of such executive’s termination from the company or a change in control of the company.

The amounts shown in the tables below do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment, death or disability. These include

•	Accrued pay and vacation pay;

•	Regular pension benefits under the Technitrol, Inc. Retirement Plan. See “Pension Benefits Table”;

•	Distributions of plan balances under the Technitrol, Inc. 401(k) Retirement Savings Plan and Pulse Engineering, Inc. 401(k) Plan;

•	Disability payments pursuant to the company’s long-term disability insurance policy in the event an employee becomes disabled (payments equal sixty percent (60%) of base salary up to a maximum benefit of $8,000 per month, subject to reductions from certain other sources of income, until the disability ends or the executive reaches age 65 (unless the disability occurs after age 61, in which event the maximum period of payment is extended beyond age 65 according to a schedule set forth in the plan)); and

•	Life insurance.

James M. Papada, III

The following table shows the potential payments to Mr. Papada, our CEO, upon termination or a change in control of the company. Mr. Papada’s employment arrangements are generally described under the heading “Executive Employment Arrangements”. Any payments to be made to Mr. Papada upon termination pursuant to his employment agreement are conditioned on his execution of a general release, reasonably acceptable to Mr. Papada and the company, pursuant to which Mr. Papada shall release the company from all claims relating to his employment or otherwise, except for certain obligations of the company that continue following his termination.

			Termination by
			the Company
			w/o Cause or		Termination by
	Resignation/		by Mr. Papada		the Company		Complete				Change in
Benefit	Retirement(1)		for good reason		for Cause		Disability		Death		Control(12)

RSP II	$262,790	(2)	$1,505,070	(6)	0		$286,680	(9)	$286,680	(9)	$1,505,070	(13)
STIP	0		$1,296,724		0		0		0		$1,296,724
Base Salary	0		$1,296,724		0		0		0		$1,296,724
Supplemental Savings	$ 83,501	(3)	$ 83,501	(3)	0		$ 83,501	(3)	$ 83,501	(3)	$ 83,501	(3)
Retirement Plans	See footnote	(4)	See footnote	(4)	See footnote	(4)	See footnote	(4)	See footnote	(10)	$3,698,677	(14)
Insurance Premiums	0		$ 25,000	(7)	0		0		0		0
Life Insurance	0		0		0		0		$200,000	(11)	0
Tax Gross up	0	(5)	$ 864,328	(8)	0		0	(5)	0	(5)	$5,412,814	(15)

(1)	Mr. Papada is eligible on December 29, 2006 for early retirement, but is not eligible for normal retirement, under our qualified Retirement Plan and our nonqualified Supplemental Retirement Plan.

(2)	Pursuant to the terms of our RSP II, upon early retirement a participant is entitled to pro rata vesting of any unvested shares of restricted stock. Accordingly, the amount in the table reflects the aggregate value of

11,000 shares (out of 12,000 unvested shares of restricted stock) that would become vested if Mr. Papada retired on December 29, 2006.

(3)	This amount reflects Mr. Papada’s aggregate balance in our Supplemental Savings Plan at December 29, 2006. Mr. Papada would be entitled to this amount upon retirement or termination of employment unless he is terminated for cause (as defined in the Supplemental Savings Plan), in which event he forfeits the company’s matching or other contributions pursuant to the plan.

(4)	Mr. Papada is not entitled to receive a lump sum payment under our nonqualified Supplemental Retirement Plan in the event of termination or retirement. If he retired or was terminated on December 29, 2006, he would be entitled to begin receiving a monthly benefit under our Supplemental Retirement Plan of $24,458 per month for his life, assuming he elected a joint and survivor annuity continuing for his life in level monthly payments and thereafter for life in level monthly payments to his designated beneficiary, at 50% of his payments. For information about the benefits Mr. Papada is entitled to receive under our qualified Retirement Plan, which are not included in this table, see the “Pension Benefits Table”.

(5)	Under our RSP II, on the effective date of his early retirement, or upon his complete disability or death, Mr. Papada would be entitled to receive a cash award to cover his tax liability with respect to the vesting of any unvested shares and the tax on the cash award. However, no cash award is required on December 29, 2006 because the company previously paid Mr. Papada the cash award when he elected, pursuant to Section 83(b) of the Internal Revenue Code, to pay his tax liability with respect to such shares of restricted stock at the time such shares were granted.

(6)	This amount reflects the aggregate value of 51,000 shares of restricted stock Mr. Papada would be entitled to receive as equity incentives under his employment agreement with the company in the event he is terminated by the company without cause or if he terminates his employment for good reason plus the aggregate value of 12,000 unvested shares of restricted stock that become fully vested upon such termination pursuant to his employment agreement with the company.

(7)	This amount reflects the estimated cost of two years of future health and life insurance premiums and future dues for a health club membership which the company is required to pay pursuant to Mr. Papada’s employment agreement.

(8)	This amount reflects the amount of the cash award Mr. Papada is entitled to receive under the RSP II to cover his tax liability with respect to the issuance of 51,000 shares of restricted stock in the event his employment is terminated by the company without cause or by Mr. Papada for good reason and the tax on such cash award. No cash award is required on December 29, 2006 with respect to the 12,000 shares of unvested stock that would become fully vested on a termination by the company without cause or by Mr. Papada with good reason because the company previously paid Mr. Papada the cash award when he elected, pursuant to Section 83(b) of the Internal Revenue Code, to pay his tax liability with respect to such shares of restricted stock at the time such shares were granted.

(9)	Pursuant to the terms of our RSP II, a participant is entitled to full vesting of any unvested shares of restricted stock upon a complete disability or death. Accordingly, the amount in the table reflects the aggregate value of 12,000 unvested shares of restricted stock that would become fully vested upon a complete disability or death.

(10)	In the event of Mr. Papada’s death on December 29, 2006, his spouse would be entitled to begin receiving a monthly benefit under our Supplemental Retirement Plan of $12,229 per month for her life. Mr. Papada’s spouse would not be entitled to receive a lump sum payment under our nonqualified Supplemental Retirement Plan. Benefits under our qualified Retirement Plan are not included in this table.

(11)	This amount reflects the life insurance proceeds payable to Mr. Papada’s estate upon his death.

(12)	For purposes of this table, when we use the term “change in control” we assume that the triggering event is sufficient to meet the definitions of change in control under Mr. Papada’s employment agreement, as well as under our Supplemental Savings Plan, Restricted Stock Plan II and Supplemental Retirement Plan. For these definitions, see “Definition of Change in Control and Other Terms” below.

(13)	This amount reflects the aggregate value of 51,000 shares of restricted stock he would be entitled to receive as equity incentives under his employment agreement with the company in the event of a change in control plus the aggregate value of 12,000 unvested shares of restricted stock that become fully vested upon a change in control pursuant to his employment agreement with the company.

(14)	This amount reflects the present value of Mr. Papada’s accumulated benefit under our Supplemental Retirement Plan on December 29, 2006, which amount Mr. Papada is entitled to receive as a lump sum upon a change in control. In the event of a change in control, each participant is entitled to receive the additional benefits that would have accrued if his or her total years of service under the plan included an additional five years of credited service. Because Mr. Papada has 20 years of credited service, the additional five years of credited service would not result in an increase in benefits.

(15)	This amount reflects the amount Mr. Papada is entitled to receive pursuant to the terms of our Supplemental Retirement Plan upon a change in control for reimbursement of any Federal, state or local taxes (including but not limited to, excise tax penalties if any) payable as a result of the lump sum payment of his accumulated benefit under the Supplemental Retirement Plan upon a change in control and as a result of such gross-up payment, regardless of whether such payments would have been considered excess parachute payments under the Internal Revenue Code. Also included in this amount is the amount of the cash award Mr. Papada is entitled to receive under the RSP II to cover his tax liability with respect to the issuance of 51,000 shares of restricted stock he is entitled to receive upon a change in control of the company and the tax on the cash award. No cash award is required on December 29, 2006 with respect to the 12,000 shares of unvested stock that would become fully vested upon a change in control because the company previously paid Mr. Papada the cash award when he elected, pursuant to Section 83(b) of the Internal Revenue Code, to pay his tax liability with respect to such shares of restricted stock at the time such shares were granted.

John L. Kowalski

The following table shows the potential payments upon termination or a change in control for John L. Kowalski, our Senior Vice President. We do not have an employment or severance agreement with Mr. Kowalski. Any agreement to provide severance or other benefits or payments (other than those described below) upon a termination or change in control would be at the discretion of our Compensation Committee.

	Resignation/	Termination w/o	Termination for	Complete		Change in
Benefit	Retirement(1)	Cause	Cause	Disability	Death	Control(5)

RSP II	$263,454(2)	$263,454(2)	0	$501,690(4)	$501,690(4)	$501,690(4)
Supplemental Savings	$38,285(3)	$38,285(3)	0	$38,285(3)	$38,285(3)	$38,285(3)

(1)	Mr. Kowalski is eligible on December 29, 2006 for early retirement, but he is not eligible for normal retirement, under our qualified Retirement Plan. Mr. Kowalski does not participate in our nonqualified Supplemental Retirement Plan. For information about the benefits Mr. Kowalski is entitled to receive under our qualified Retirement Plan which are not included in this table, see the “Pension Benefits Table”.

(2)	Pursuant to the terms of our RSP II, upon early retirement or a termination by the company without cause, a participant is entitled to pro rata vesting of any unvested shares of restricted stock. Accordingly, the amount in the table reflects the aggregate value of 11,028 shares (out of 21,000 unvested shares of restricted stock) that would become vested if Mr. Kowalski retired early or was terminated by the company without cause on December 29, 2006. Under our RSP II, on the effective date of his early retirement or termination by the company without cause, Mr. Kowalski would also be entitled to receive a cash award to cover or offset his Federal income tax liability with respect to the pro rata vesting of any unvested shares and the tax on such cash award. However, no cash award is required on December 29, 2006 because the company previously paid Mr. Kowalski the cash award when he elected, pursuant to Section 83(b) of the Internal Revenue Code, to pay his tax liability with respect to such shares of restricted stock at the time such shares were granted.

(3)	This amount reflects Mr. Kowalski’s aggregate balance in our Supplemental Savings Plan at December 29, 2006. Mr. Kowalski would be entitled to this amount upon retirement or termination of employment unless he is terminated for cause (as defined in the Supplemental Savings Plan), in which event he forfeits the company’s matching or other contributions pursuant to the plan.

(4)	Pursuant to the terms of our RSP II, a participant is entitled to full vesting of any unvested shares of restricted stock upon a complete disability, death or a change in control of the company. Accordingly, the amount in the table reflects the aggregate value of 21,000 unvested shares of restricted stock that would become fully vested upon a complete disability, death or change in control. Under our RSP II, on the date of his complete disability or death or change in control of the company, Mr. Kowalski would also be entitled to receive a cash award to cover or offset his Federal income tax liability with respect to the pro rata vesting of any unvested shares and the tax on such cash award. However, no cash award is required on December 29, 2006 because the company previously paid Mr. Kowalski the cash award when he elected, pursuant to Section 83(b) of the Internal Revenue Code, to pay his tax liability with respect to such shares of restricted stock at the time such shares were granted.

(5)	For purposes of this table, when we use the term “change in control” we assume that the triggering event is sufficient to meet the definitions of change in control under our Restricted Stock Plan II and Supplemental Savings Plan. For these definitions, see “Definition of Change in Control and Other Terms” below.

Drew A. Moyer

The following table shows the potential payments upon termination or a change in control for Mr. Moyer, our CFO and Senior Vice President. We do not have an employment or severance agreement with Mr. Moyer. Any agreement to provide severance or other benefits or payments (other than those described below) upon a termination or change in control would be at the discretion of our Compensation Committee.

			Termination w/o		Termination for		Complete				Change in
Benefit	Resignation(1)		Cause		Cause		Disability		Death		Control(8)

RSP II	0		$134,931	(4)	0		$279,226	(5)	$279,226	(5)	$279,226	(5)
Supplemental Savings	$1,452	(2)	$1,452	(2)	0		$1,452	(2)	$1,452	(2)	$1,452	(2)
Retirement Plans	See footnote	(3)	See footnote	(3)	See footnote	(3)	See footnote	(3)	See footnote	(6)	$490,541	(9)
Life Insurance	0		0		0		0		$200,000	(7)	0
Tax Gross up	0		0		0		0		0		$326,966	(10)

(1)	Mr. Moyer is not eligible on December 29, 2006 for early or normal retirement under the qualified Retirement Plan or nonqualified Supplemental Retirement Plan.

(2)	This amount reflects Mr. Moyer’s aggregate balance in our Supplemental Savings Plan at December 29, 2006. Mr. Moyer would be entitled to this amount upon retirement or termination of employment unless he is terminated for cause (as defined in the Supplemental Savings Plan), in which event he forfeits the company’s matching or other contributions pursuant to the plan.

(3)	Mr. Moyer is not entitled to receive a lump sum payment under our nonqualified Supplemental Retirement Plan in the event of termination. If he was terminated on December 29, 2006, he would be entitled to begin receiving a monthly benefit at age 55 under our Supplemental Retirement Plan of $3,642 per month for his life, assuming he elected a joint and survivor annuity continuing for his life in level monthly payments and thereafter for life in level monthly payments to his designated beneficiary, at 50% of his payments. For information about the benefits Mr. Moyer is entitled to receive under our qualified Retirement Plan, which are not included in this table, see the “Pension Benefits Table”.

(4)	Pursuant to the terms of our RSP II, upon a termination without cause, a participant is entitled to pro rata vesting of any unvested shares of restricted stock. Accordingly, the amount in the table reflects the aggregate value of 5,648 shares (out of 11,688 unvested shares of restricted stock) that would become vested if Mr. Moyer were terminated without cause on December 29, 2006. In addition, he would be entitled to receive a cash award to cover or offset his Federal income tax liability with respect to the pro rata vesting of any unvested shares and the tax on such cash award. However, no cash award is required on December 29, 2006 because the company previously paid Mr. Moyer the cash award when he elected, pursuant to Section 83(b) of the Internal Revenue Code, to pay his tax liability with respect to such shares of restricted stock at the time such shares were granted.

(5)	Pursuant to the terms of our RSP II, a participant is entitled to full vesting of any unvested shares of restricted stock upon a complete disability, death or a change in control of the company. Accordingly, the amount in the table reflects the aggregate value of 11,688 unvested shares of restricted stock that would become fully vested upon a complete disability, death or change in control. In addition, he would be entitled to receive a cash award to cover or offset his Federal income tax liability with respect to the full vesting of any unvested shares and the tax on such cash award. However, no cash award is required on December 29, 2006 because the company previously paid Mr. Moyer the cash award when he elected, pursuant to Section 83(b) of the Internal Revenue Code, to pay his tax liability with respect to such shares of restricted stock at the time such shares were granted.

(6)	In the event of Mr. Moyer’s death on December 29, 2006, his spouse would be entitled to begin receiving a monthly benefit under our Supplemental Retirement Plan of $1,821 per month for her life commencing October 1, 2019 (the date Mr. Moyer would have been eligible for early retirement). Mr. Moyer’s spouse would not be entitled to receive a lump sum payment under our nonqualified Supplemental Retirement Plan. Benefits under our qualified Retirement Plan are not included in this table.

(7)	This amount reflects the life insurance proceeds payable to Mr. Moyer’s estate upon his death.

(8)	For purposes of this table, when we use the term “change in control” we assume that the triggering event is sufficient to meet the definitions of change in control under our Restricted Stock Plan II, Supplemental Savings Plan and Supplemental Retirement Plan. For these definitions, see “Definition of Change in Control and Other Terms” below.

(9)	This amount reflects the present value of Mr. Moyer’s accumulated benefit under our Supplemental Retirement Plan on December 29, 2006, which amount Mr. Moyer is entitled to receive as a lump sum upon a change in control. This amount includes the additional benefits that would have accrued if his total years of service under the plan included an additional five years of credited service as provided in the Supplemental Retirement Plan.

(10)	This amount reflects the amount Mr. Moyer is entitled to receive pursuant to the terms of our Supplemental Retirement Plan upon a change in control for reimbursement of any Federal, state or local taxes (including but not limited to, excise tax penalties if any) payable as a result of the lump sum payment of his accumulated benefit under the Supplemental Retirement Plan upon a change in control and as a result of such gross-up payment, regardless of whether such payments would have been considered excess parachute payments under the Internal Revenue Code. No cash award is required on December 29, 2006 with respect to the 11,688 shares of unvested stock that would become fully vested upon a change in control because the company previously paid Mr. Moyer the cash award when he elected, pursuant to Section 83(b) of the Internal Revenue Code, to pay his tax liability with respect to such shares of restricted stock at the time such shares were granted.

Definition of Change in Control and Other Terms

Under our Supplemental Savings Plan, Restricted Stock Plan II and Supplemental Retirement Plan, the term “change in control” means the occurrence of either of the following events:

(a) any “Person” or “Persons” as defined in Sections 13(d) and 14(b) of the Securities Exchange Act of 1934, as amended (the “Act”), is or becomes the “beneficial owner” (as defined in Rule 13(d)-3 of the Act), directly or indirectly, of securities of Technitrol, Inc. representing more than twenty-five percent (25%) of the combined voting power of Technitrol, Inc.’s then outstanding securities, or

(b) more than fifty percent (50%) of the assets of Technitrol, Inc. and its subsidiaries, which are used to generate more than 50% of the earnings of Technitrol, Inc. and its subsidiaries in any one of the last three fiscal years, are disposed of, directly or indirectly, by Technitrol, Inc. (including stock or assets of a subsidiary(ies)) in a sale, exchange, merger, reorganization or similar transaction.

Under our July 25, 2006 employment agreement with Mr. Papada, the term “change in control” means the occurrence of either of the following events:

(a) any one “person” or any “group” as defined in Section 3(a)(9) and 13(d)(3), respectively, of the Securities Exchange Act of 1934, as amended (the “Act”), is or becomes the “beneficial owner” (as defined in Rule 13(d)-3 of the Act), directly or indirectly, of securities of Technitrol representing more than fifty percent (50%) of the combined voting power of Technitrol’s then outstanding securities, or

(b) more than fifty percent (50%) of the assets of Technitrol and its subsidiaries, which are used to generate more than 50% of the earnings of Technitrol and its subsidiaries in any one of the last three fiscal years, are disposed of, directly or indirectly, by Technitrol (including stock or assets of a subsidiary(ies)) in a sale, exchange, merger, reorganization or similar transaction.

Under our Supplemental Savings Plan, the term “cause” means:

the meaning set forth in any unexpired employment or severance agreement between the participant and Technitrol or a Technitrol subsidiary. In the absence of any such agreement, the term “cause” means (A) the continued and willful failure of the employee to follow the lawful orders of his/her direct superior, (B) violation by the employee of a published rule or regulation of Technitrol or a provision of the Technitrol’s Statement of Principles (in effect from time to time) or (C) conviction of a crime which renders the employee unable to perform his/her duties effectively; provided that in the case of (A) or (B), Technitrol shall give the employee written notice of the action or omission which Technitrol believes to constitute cause and the employee shall have 30 calendar days to cure such action or omission.

Under our Restricted Stock Plan II, the term “cause” means:

(A) the continued and willful failure of the employee to follow the lawful orders of his/her direct superior, (B) violation by the employee of a material published rule or regulation of Technitrol or a provision of Technitrol’s Statement of Principles (in effect from time to time) or (C) conviction of a crime which renders the employee unable to perform his/her duties effectively; provided that in the case of (A) or (B), Technitrol shall give the employee written notice of the action or omission which Technitrol believes to constitute cause and the employee shall have 30 calendar days to cure such action or omission.

Under our July 25, 2006 employment agreement with Mr. Papada, the term “cause” means any of the following:

(a) the occurrence of gross negligence or willful misconduct which is materially injurious to Technitrol and which, if susceptible of cure, is not cured within thirty (30) days after notice to Mr. Papada which cites with reasonable particularity the actions or omissions believed to constitute such gross negligence or willful misconduct; (b) conviction of or the entry of a pleading of guilty or nolo contendere to any felony, unless the Board of Directors of Technitrol concludes in good faith that such event does not render Mr. Papada unable to effectively manage Technitrol or materially and adversely affect Technitrol’s reputation or ongoing business activities; or (c) misappropriation of Technitrol’s funds or other dishonesty which in the good faith opinion of the Board of Directors of Technitrol, renders Mr. Papada unable to effectively manage Technitrol or materially and adversely affects Technitrol’s reputation or ongoing business activities; or

Mr. Papada’s continued and willful refusal to carry out in all material respects a lawful written directive of the Board of Directors of Technitrol; provided that prior to termination for cause on this ground the Board will give Mr. Papada written notice of the acts or omissions alleged to constitute cause, stating them with reasonable particularity, and will give him twenty (20) days to cure such acts or omissions such that grounds for termination for cause no longer exist at the end of such twenty (20) day period.

Under our July 25, 2006 employment agreement with Mr. Papada, the term “good reason” means:

A material change in Mr. Papada’s authority, duties or responsibilities so as to be inconsistent with the role of the Chief Executive Officer of Technitrol as they exist on July 25, 2006 (unless Mr. Papada otherwise voluntarily agrees to such change); or Technitrol’s continued failure to perform certain material obligations which have not been cured within twenty (20) days after written notice from Mr. Papada setting forth the acts or omissions alleged to constitute such a failure with reasonable particularity.

EXECUTIVE EMPLOYMENT ARRANGEMENTS

Mr. Papada entered into an agreement with Technitrol on July 26, 2006 which sets forth the rights and obligations of both Technitrol and Mr. Papada in the event of termination of Mr. Papada’s employment. The agreement provides that Mr. Papada’s employment will terminate on December 31, 2010, or upon the earlier occurrence of any of the following events: (a) his death; (b) his complete disability; (c) termination of his employment by Technitrol for cause; (d) termination of employment by Technitrol for any reason other than cause; (e) termination of employment by Mr. Papada for good reason, which includes a material change in his authority, duties or responsibilities; or (f) termination of employment by Mr. Papada for any reason other than good reason, including voluntary retirement.

The employment agreement provides that upon death, or voluntary retirement after Mr. Papada turns the age of 62, Mr. Papada or his estate is to be paid in a lump sum (i) the unpaid portion of his base salary through the end of the month in which termination occurs; (ii) any bonus (commensurate with those paid to other executives) for the six month bonus period in which termination occurs pro rated to the date of termination; and (iii) any other benefits to which he was entitled as an employee and/or pursuant to his compensation arrangement, which were then due but unpaid. In addition, upon Mr. Papada’s death, any restricted stock granted to Mr. Papada but not yet vested will immediately vest and his estate is entitled to receive certain amounts for federal and state taxes due as a result of such vesting.

In the event of termination of Mr. Papada’s employment due to complete disability, Mr. Papada is entitled to the benefits indicated in the preceding paragraph, plus the benefits payable under our long-term disability plan.

In the event Mr. Papada is terminated by Technitrol for cause (as defined in the agreement) or Mr. Papada terminates his employment without good reason (as defined in the agreement), Mr. Papada will be paid in a lump sum (i) the unpaid portion of his base salary through the effective date of termination and (ii) any other benefits to which he is entitled as an employee and/or pursuant to his compensation arrangement which are then due but unpaid.

In the event Mr. Papada is terminated by Technitrol without cause or Mr. Papada terminates his employment with good reason, all shares of restricted stock granted to him and not forfeited, as well as all shares of restricted stock that he could have earned for his annual equity incentive for the year of termination and for his long-term equity award for the relevant three year period in which such termination takes place, will immediately vest (irrespective of whether any performance criteria has been attained). In addition, Mr. Papada will be paid in a lump sum (i) the unpaid portion of his base salary through the effective date of termination; (ii) any bonus (commensurate with those paid to other executives) for the twelve month bonus period in which termination occurs pro rated to the date of termination (without duplicating the payments made pursuant to (iv) of this paragraph); (iii) any other benefits to which he is entitled as an employee and/or pursuant to his compensation arrangement which are then due but unpaid; (iv) an amount equal to two years base salary plus a cash bonus equal to the maximum amount then allowed by the executive incentive plan (200% of one year base salary), except that (1) such amount shall not be payable if termination occurs at any time after a change in control, and (2) if such termination occurs at any time after August 21, 2008, Mr. Papada is entitled to one year’s base salary (instead of two) plus six months of bonus (instead of one year); and (v) health and life insurance benefits as he was receiving them on the date of termination, along with his health club membership, for the applicable time period corresponding to his salary severance period provided in (iv) of this paragraph.

The agreement also contains a non-competition and non-solicitation provision prohibiting Mr. Papada, during the term of his employment and for two years after termination of employment, either directly or indirectly from, among other things, (i) engaging, directly or indirectly, anywhere in the world, in the manufacture of any product substantially similar to or in competition with any product which at any time during Mr. Papada’s employment or the immediately preceding twelve month period was manufactured or developed by Technitrol or any subsidiary of Technitrol; (ii) being or becoming a shareholder, officer, director, employee or consultant to any person or entity engaged in any such activities; (iii) seeking to procure orders from or do business with any of Technitrol’s customers, in competition with Technitrol; (iv) soliciting any person who is an employee of Technitrol; (v) seeking to contract with any person or entity who Technitrol has contracted to manufacture or supply products, materials or services, in such a way as to adversely affect or interfere with Technitrol’s business; or (vi) engaging in any effort to induce any of Technitrol’s customers, consultants, employees or associates or any of its affiliates to take any action which might be disadvantageous to Technitrol or its affiliates; except that Mr. Papada shall not be prohibited from owning, as a passive investor, in the aggregate not more than 5% of the outstanding publicly traded stock of any corporation so engaged.

Mr. Papada’s compensation arrangement with us also provides that in the event of a change in control (as defined in the agreement):

•	all restricted shares granted to him and not forfeited, as well as all shares of restricted stock that he could have earned for his annual equity incentive for the year of termination and for his long-term equity award for the relevant three year period in which such termination takes place, will immediately vest (irrespective of whether performance has been attained); and

•	Mr. Papada will be paid two years base salary, a cash bonus equal to the maximum amount then allowed by the executive incentive plan (200% of one year base salary) and certain amounts for federal and state taxes due as a result of such payments and awards of stock.

Mr. Papada is also eligible to participate in our Restricted Stock Plan II, Short-Term Incentive Plan and the CEO Annual and Long-Term Equity Process, and to receive benefits under our Retirement Plan, Supplemental Retirement Plan and Supplemental Savings Plan. These plans are discussed in further detail above under the heading “Compensation Discussion and Analysis”.

DIRECTOR COMPENSATION

We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on our board. In setting director compensation, we consider the significant amount of time that directors expend in fulfilling their duties to the company as well as the skill-level we require of members of the board.

All directors are required to purchase not less than $100,000 of our common stock (based on cost at the time of purchase or award) during his or her initial three year term. Shares received as part of director’s fees count in the calculation of shares “purchased” since they are received in exchange for services and constitute ordinary income to the director on which he/she is responsible for income taxes (we do not reimburse directors for any portion of taxes due on these shares). When a director has purchased shares of common stock with a cost basis of $100,000, there is no further obligation to acquire additional shares and the director is deemed to have made a meaningful investment in our common stock. However, directors are encouraged to continue to purchase common stock to align their interests to those of the shareholders in a material way.

For the fiscal year ended December 29, 2006, we paid our non-employee directors an annual cash retainer of $18,000. Chairmen of the Audit, Compensation and Governance Committees were paid an additional $5,000, $3,000 and $1,500, respectively. Non-employee directors also received $3,000 for each board meeting that they attended. Members of the Audit Committee also received $2,000 and members of the Compensation and Governance Committees received $1,000 for each committee meeting that they attended. Mr. Papada is our only employee director and he receives no compensation as a director.

The following table provides information regarding amounts paid to each of our directors in 2006.

	Fees Earned or
	Paid in Cash	Stock Awards		Total
Name	($)	($)		($)

Alan E. Barton	$41,500	$24,992	(1)	$66,492
John E. Burrows	$41,000	$24,992	(1)	$65,992
Jeffrey A. Graves	$40,000	$24,992	(1)	$64,992
David H. Hofmann	$38,000	$24,992	(1)	$62,992
Dennis J. Horowitz	$26,000	0	(2)	$26,000
Edward M. Mazze	$47,000	$24,992	(1)	$71,992
C. Mark Melliar-Smith	$53,000	$24,992	(1)	$77,992

(1)	Pursuant to the Technitrol, Inc. Board of Directors Stock Plan, at the organizational meeting of the board of directors immediately following the Annual Meeting of Shareholders, each non-employee director receives such number of shares of common stock which equals $25,000 using the fair market value (closing price of the company’s common stock as reported by the New York Stock Exchange) of the common stock on the business day immediately preceding the date of grant. These shares are not subject to a vesting requirement.

(2)	Mr. Horowitz resigned as a director effective July 25, 2006 and therefore did not receive an award of shares.

SHAREHOLDER PROPOSALS

Our Secretary must receive shareholder proposals by November 23, 2007 in order to include them in the proxy statement for our annual meeting in 2007. The proxies that we obtain may be voted at our discretion when a shareholder proposal is raised at the annual meeting, unless we receive notice of the shareholder proposal by February 6, 2008. We will communicate any change to these dates to our shareholders.

AUDIT AND OTHER FEES PAID TO INDEPENDENT ACCOUNTANT

We have entered into an engagement letter with KPMG that sets forth the terms by which KPMG performs audit services for us. The engagement letter is subject to alternative dispute resolution procedures and an exclusion of punitive damages. KPMG was our principal accountant for the year 2006. The principal accountant for the year 2007 will be selected and retained by our Audit Committee following a review of the 2007 audit scope requirements and related issues. The selection of the principal accountant will be made in accordance with the Audit Committee Charter and its planned agenda in 2007. A representative of KPMG will attend the annual meeting to answer your questions. He or she will have the opportunity to make a statement.

Audit Fees

For the fiscal year ended December 29, 2006, the aggregate fees billed by KPMG for professional services rendered for the audit of our annual financial statements and the review of the financial statements included in our Quarterly Reports on Form 10-Q filed during the fiscal year ended December 29, 2006 were $2,941,650.* The fees for these services for the year ended December 30, 2005 were $2,662,600. These figures include services related to Sarbanes-Oxley compliance.

Audit-Related Fees

For the fiscal year ended December 29, 2006, the aggregate fees billed by KPMG for audits of financial statements of certain employee benefit plans were $76,000.* The fees for these services for the fiscal year ended December 30, 2005 were $57,440.

Tax Fees

For the fiscal year ended December 29, 2006, the aggregate fees billed by KPMG for tax consultation and tax compliance services (except services related to audits) were $195,344.* The fees for these services for the fiscal year ended December 30, 2005 were $206,841.

All Other Fees

For the fiscal years ended December 29, 2006 and December 30, 2005, there were no fees billed by KPMG for services other than those described above.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee pre-approves all audit and permissible non-audit services provided by KPMG. All services performed for 2006 were pre-approved by the committee.

* Fees are estimated, pending completion of all work and actual currency exchange rates in effect at time of billing.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 (a) of the Securities Exchange Act of 1934 requires officers and directors, and persons who own more than 10 percent of our shares outstanding, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and ten percent holders must furnish us with copies of all forms that they file.

Based on a review of the copies of these forms that have been provided to us, or written representation that no forms were required, we believe that there were no late filings in 2006.

By order of the board of directors,

Ann Marie Janus
Secretary

March 23, 2007

[This Page Intentionally Left Blank]

☒	Please mark votes as in this example	Revocable Proxy Technitrol, Inc.

2007 Annual Meeting Proxy
This Proxy is Solicited by the Board of Directors
     The person signing below appoints Drew A. Moyer and James M. Papada, III as proxies and attorneys-in-fact. Each has the power of substitution. They are authorized to represent and to vote all the shares of common stock of Technitrol held on the record date of March 2, 2007 by the person signing below. They shall cast the votes as designated below at the annual shareholders meeting to be held on May 16, 2007, or any adjournment thereof.
COMMON
DIRECTORS
RECOMMEND
“FOR”

			With-	For all
		For	hold	Except
1.	Election of Directors Jeffrey A. Graves David H. Hofmann Edward M. Mazze	☐	☐	☐
Instruction: To withhold authority to vote for any individual nominee, mark “Except” and write that individual’s name in the space provided below.

2.	The Proxies are authorized to vote in their discretion on other business that comes before the meeting.
     When properly executed this Proxy will be voted as directed and in accordance with the Proxy Statement. If no direction is made, it will be voted “FOR” the election of all nominees listed in Item 1.

Please be sure to sign and date this Proxy in the box below.	Date

Shareholder sign above	Co-holder (if any) sign above

▲ Detach above card, sign, date and mail in postage paid envelope provided. ▲
Technitrol, Inc.
     Please sign this Proxy exactly as your name appears on this card. When shares are held by joint tenants, both parties should sign. If you are signing as an attorney, trustee, guardian, or in another fiduciary capacity please give your full title. If a corporation must sign, please sign in full corporate name by its President or another authorized officer. If a partnership must sign, please sign in partnership name by an authorized person.
Please Act Promptly. Sign, Date & Mail Your Proxy Card Today.
IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

☒	Please mark votes as in this example	Revocable Proxy Technitrol, Inc.

2007 Annual Meeting Proxy
This Proxy is Solicited by the Board of Directors
     The person signing below appoints Drew A. Moyer and James M. Papada, III as proxies and attorneys-in-fact. Each has the power of substitution. They are authorized to represent and to vote all the shares of common stock of Technitrol held on the record date of March 2, 2007 by the person signing below. They shall cast the votes as designated below at the annual shareholders meeting to be held on May 16, 2007, or any adjournment thereof.
PULSE 401k

DIRECTORS
RECOMMEND
“FOR”

			With-	For all
		For	hold	Except
1.	Election of Directors Jeffrey A. Graves David H. Hofmann Edward M. Mazze	☐	☐	☐
Instruction: To withhold authority to vote for any individual nominee, mark “Except” and write that individual’s name in the space provided below.

2.	The Proxies are authorized to vote in their discretion on other business that comes before the meeting.
     When properly executed this Proxy will be voted as directed and in accordance with the Proxy Statement. If no direction is made, it will be voted “FOR” the election of all nominees listed in Item 1.

Please be sure to sign and date this Proxy in the box below.	Date

Shareholder sign above	Co-holder (if any) sign above

▲ Detach above card, sign, date and mail in postage paid envelope provided. ▲
Technitrol, Inc.
     Please sign this Proxy exactly as your name appears on this card. When shares are held by joint tenants, both parties should sign. If you are signing as an attorney, trustee, guardian, or in another fiduciary capacity please give your full title. If a corporation must sign, please sign in full corporate name by its President or another authorized officer. If a partnership must sign, please sign in partnership name by an authorized person.
Please Act Promptly. Sign, Date & Mail Your Proxy Card Today.
IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

☒	Please mark votes as in this example	Revocable Proxy Technitrol, Inc.

2007 Annual Meeting Proxy
This Proxy is Solicited by the Board of Directors
     The person signing below appoints Drew A. Moyer and James M. Papada, III as proxies and attorneys-in-fact. Each has the power of substitution. They are authorized to represent and to vote all the shares of common stock of Technitrol held on the record date of March 2, 2007 by the person signing below. They shall cast the votes as designated below at the annual shareholders meeting to be held on May 16, 2007, or any adjournment thereof.
TECHNITROL 401k

DIRECTORS
RECOMMEND
“FOR”

			With-	For all
		For	hold	Except
1.	Election of Directors Jeffrey A. Graves David H. Hofmann Edward M. Mazze	☐	☐	☐
Instruction: To withhold authority to vote for any individual nominee, mark “Except” and write that individual’s name in the space provided below.

2.	The Proxies are authorized to vote in their discretion on other business that comes before the meeting.
     When properly executed this Proxy will be voted as directed and in accordance with the Proxy Statement. If no direction is made, it will be voted “FOR” the election of all nominees listed in Item 1.

Please be sure to sign and date this Proxy in the box below.	Date

Shareholder sign above	Co-holder (if any) sign above

▲ Detach above card, sign, date and mail in postage paid envelope provided. ▲
Technitrol, Inc.
     Please sign this Proxy exactly as your name appears on this card. When shares are held by joint tenants, both parties should sign. If you are signing as an attorney, trustee, guardian, or in another fiduciary capacity please give your full title. If a corporation must sign, please sign in full corporate name by its President or another authorized officer. If a partnership must sign, please sign in partnership name by an authorized person.
Please Act Promptly. Sign, Date & Mail Your Proxy Card Today.
IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.